     As filed with the Securities and Exchange Commission on June 8, 1999
                                                 Registration No. 333-__________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             ____________________

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                             AUTOLEND GROUP, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                       523900                   22-3137244
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)  Classification Code )        Identification No.)

                          600 Central SW, Third Floor
                         Albuquerque, New Mexico 87102
                                (505) 768-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Nunzio P. DeSantis, Chairman and Chief Executive Officer
                          600 Central SW, Third Floor
                         Albuquerque, New Mexico 87102
                                (505) 768-1000
(Name, address, including zip code,  and telephone number, including area code, of agent for service)

                                With copies to:
     Marshall G. Martin, Esq.                 Jeffrey W. Hellberg, Esq.
     Hinkle, Cox, Eaton, Coffield             Hinkle, Cox, Eaton, Coffield
          & Hensley, L.L.P.                        & Hensley, L.L.P.
     500 Marquette NW, Suite 800              1700 Bank One Center
     Albuquerque, NM 87102                    Amarillo, TX   79101
     (505) 768-1500                           (806) 372-5569

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                               [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [_]

                             ____________________

                                   CALCULATION OF REGISTRATION FEE
=========================================================================================================

=========================================================================================================
                                                         Proposed         Proposed
 Title of each class of securities    Amount to be       maximum          maximum           Amount of
 to be registered                      registered        offering price  aggregate      registration fee
                                                      per unit /(1)/   offering price
---------------------------------------------------------------------------------------------------------
Common Stock, $.002 par value        13,296,030/(2)/            $1.00      $13,296,030            $10,728
---------------------------------------------------------------------------------------------------------
Common Stock, $.002 par value         6,323,500/(3)/            $4.00      $25,294,000
=========================================================================================================

          (1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
          (2) Includes 1,436,500 shares to be issued to holders of Registrant's Debentures in connection with its Plan of Reorganization.
          (3) Includes 2,663,500 shares to be issued to holders of Registrant's Class A and B Warrants and 3,660,000 shares to be issued to holders of Registrant's Options, in such case upon exercise of those Warrants and Options at an exercise price of $4.00 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             AutoLend Group, Inc.

Cross Reference Sheet Showing Location in Prospectus of Information Required by Items 1 through 12 of Form S-1

               REGISTRATION STATEMENT                    PROSPECTUS CAPTION
                  ITEM AND HEADING                           OR LOCATION
                  ----------------                           -----------

     1.   Forepart of Registration Statement and      Outside Front Cover Page
          Outside Front Cover Page of Prospectus

     2.   Inside Front and Outside Back Cover         Inside Front and Outside
          Pages of Prospectus                         Back Cover Pages
                                                      of Prospectus

     3.   Summary Information, Risk Factors,          Prospectus Summary, Risk
          and Ratio of Earnings to Fixed Charges      Factors

     4.   Use of Proceeds                             Use of Proceeds

     5.   Determination of Offering Price             Cover Page, Risk Factors

     6.   Dilution                                    Dilution

     7.   Selling Security Holders                    Not Applicable

     8.   Plan of Distribution                        Prospectus Summary -- The
                                                      Offering

     9.   Description of Securities to Be             Description of Common
          Registered                                  Stock

     10.  Interests of Named Experts and              Legal Matters, Experts
          Counsel

     11.  Information with Respect to Registrant      Business; Selected
                                                      Financial Data, Management
                                                      Discussion and Analysis of
                                                      Financial Condition and
                                                      Results of Operations

     12.  Disclosure of Commission Position on        Disclosures of Commission
          Indemnification for Securities Act          Position on
          Liabilities                                 Indemnification for
                                                      Securities Act Liabilities

PROSPECTUS


AutoLend Group, Inc.
600 Central S.W., Third Floor
Albuquerque, NM  87102
(505) 768-1000

                       19,619,530 Shares of Common Stock


      Pursuant to our Plan of Reorganization, we are offering 18,183,030
                   Shares of Common Stock ($.002 par value) on a "best efforts" basis. Our offer with respect to holders of our
        Common and Preferred Stock which were canceled on March 5,1999, will expire on _____________, 1999, and with respect
         to holders of our Warrants and Options which were canceled on
           March 5, 1999, will expire on March 4, 2000.  We are also
            offering 1,436,500 Shares to holders of our Debentures.

       Our Common Stock currently trades under the symbol "AUTL" in the over-the-counter market on the Electronic Bulletin Board.  Our
      Common Stock is not actively traded, and the offering price may not reflect the market price of our shares after the offering.

  This Investment Involves a High Degree of Risk.  You Should Purchase Shares
                    Only If You Can Afford a Complete Loss.
                    See "RISK FACTORS" beginning on Page 7.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                             ____________________

PRICE $1.00 a SHARE (to holders of our canceled Common and Preferred Stock) and
        $4.00 a SHARE (to holders of our canceled Warrants and Options)
                             ____________________

================================================================================
                                               Underwriting          Proceeds to
                      Price to Public           Discounts            Company (1)
                      ---------------          ------------          -----------
--------------------------------------------------------------------------------
Per Share                  $1.00                   -0-                  $1.00
--------------------------------------------------------------------------------
Per Share                  $4.00                   -0-                  $4.00
--------------------------------------------------------------------------------
Total                   $37,153,530                -0-               $37,153,530
================================================================================
                             ____________________

     (1)  Before deducting our offering expenses, estimated to be $68,000.


                This Prospectus is dated ___________ ___, 1999.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC to register the shares as required by the federal securities laws. This Prospectus omits certain information concerning us and our Common Stock contained in the Registration Statement and its exhibits. We also file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we filed at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

FORWARD-LOOKING INFORMATION

The following discussions include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not historical facts; they involve risks and uncertainties that could cause our results to differ materially from those in the forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include significant risk factors inherent in the consummation of any plan in a Chapter 11 bankruptcy case, e.g., the risk of liquidating assets at less than their projected value and claims being allowed in an amount different from the amounts we project; the consummation of certain pending settlements of litigation affecting our interests; the perceived difficulties from our bankruptcy which could adversely affect our existing and proposed operations and other difficulties relating to our Chapter 11 bankruptcy; and the risks relating to the operation of a gaming business which forms a significant part of our plan of reorganization. From time to time, we may publish or otherwise make available forward-looking statements. All subsequent forward-looking statements, whether written or oral and made by us or on our behalf, are also expressly qualified by these cautionary statements.

PROSPECTUS SUMMARY

You should read this Prospectus carefully before making any investment decision regarding our Common Stock and pay particular attention to the information under "Risk Factors" and in the financial statements and related notes elsewhere in this Prospectus. In addition, you should consult your own advisors to understand fully the consequences of an investment in our shares.

The following summary does not purport to be complete and is qualified by the more detailed information elsewhere in this Prospectus.

     .    The Company

AutoLend Group, Inc., is a holding company headquartered in Albuquerque, New Mexico. We are currently winding down our existing businesses. We operate through our subsidiaries, which are:

 .    AutoLend Corporation, which maintains a portfolio of sub-prime consumer used-car loan contracts purchased from used-car dealers. We ceased purchasing these loans in December 1995.

 .    American Life Resources Group, Inc., and LB NM, Inc., which maintain portfolios of unmatured life insurance policies purchased from persons with life-threatening illnesses, a business generically referred to as viatical settlements. We ceased purchasing these policies in September 1994.

Since the sale in September 1996 of another subsidiary, which provided short-term "floor" financing to used-car dealers, our activities have been concentrated on resolving our bankruptcy; developing or acquiring a new business activity, primarily in the gaming business (which is now a division of AutoLend Group, Inc., doing business under the name of Kachina Gaming); resolving certain obligations and litigation associated with former operations; collecting amounts due from the outstanding used-car loans; and collecting proceeds from the life insurance policies. See "BUSINESS."

     .    Change in Management

In September 1996, new management, led by Nunzio P. DeSantis, our current Chairman of the Board, President, and Chief Executive Officer, took over our management and direction. This was the result of a Stipulation of Settlement approved by a Chancery Court arising from litigation brought by Mr. DeSantis and other stockholders in Delaware. The losses that forced us into bankruptcy were caused primarily by the business our former management initiated and operated, i.e., purchasing and maintaining a portfolio of sub-prime car loan contracts. New management significantly reduced our overhead expenses, including reducing our number of employees and moving our headquarters from Miami Beach, Florida, to Albuquerque, New Mexico. It also took other actions to improve our financial condition, including an exchange offer of our old Common and Preferred Stock for our outstanding debentures, purchasing some of those debentures at a discount in the open market, and resolving the expensive lease of the Miami Beach office space.

     .    Voluntary Bankruptcy

On September 23, 1997, we filed for reorganization under Chapter 11 of the Code in the Bankruptcy Court. Under Chapter 11, certain claims against us in existence before the petition for relief was filed were stayed while we continued our business operations as "debtor-in-possession." We filed our petition under the Code because of our inability to make scheduled principal payments of and accrued interest on our Debentures.

Our Disclosure Statement was approved by the Bankruptcy Court in September 1998 and, together with our Plan of Reorganization, was mailed to our creditors and other interest holders in October 1998. They approved the Plan, and a Confirmation Hearing was held on February 3, 1999. The Bankruptcy Court confirmed the Plan, and it became effective on March 5, 1999.

     .    Plan of Reorganization

The material features of our Plan of Reorganization provide for the cancellation of all of our $7.2 million principal of convertible subordinated debentures and $2.3 million accrued interest thereon, and all of our equity securities as of March 5, 1999. The class of unsecured creditors will receive 100 percent of its allowed claims.

The holders of our debentures will receive approximately 1.4 million shares of our Common Stock, $2.8 million in cash, and non-interest bearing, uncollateralized notes aggregating $0.6 million payable in five annual payments.

The holders of our canceled Common and Preferred Stock have the right to purchase new shares of Common Stock during certain periods beginning on the date of this Prospectus. The price per share of our new Common Stock is $1.00. If the holders of all shares of old Common Stock purchase new Common Stock, 6.1 million shares of new Common Stock will be issued (resulting in $6.1 million of additional equity capital). If the holders of all the shares of Preferred Stock purchase new Common Stock, 5.8 million new shares of Common Stock will be issued (resulting in $5.8 million in additional equity capital). See "SUMMARY - The Offering."

The holders of our Class A and B Warrants and options have a 12-month period beginning March 5, 1999, to purchase the same number of shares of our Common Stock as originally provided for under the Warrants or Options, at $4.00 per share. If all the Warrants and Options are exercised, an additional 6.3 million shares of new Common Stock will be issued (resulting in $25.3 million in additional equity capital). See "SUMMARY - The Offering."

We expect that only a portion of the additional shares will be purchased by existing equity holders, resulting in total Common Stock outstanding of up to 9 million shares; this would result in a total net equity (before the impact of any interim operating results) of up to $8.6 million.

     .    Proposed New Business

Our plan of reorganization proposes developing a new business which consists primarily of providing gaming devices and machines for certain non-profit organizations in New Mexico where they are legal under state law.

Because we believe we can obtain the proper licensing and the gaming machines, and because contracts and opportunities for future contracts to provide gaming machines are available with non-profit organizations, we believe this business will be viable and will allow us to meet our obligations. We cannot, however, assure we will be successful in this endeavor. See "BUSINESS - Proposed New Business."

     .    Option to Purchase ITB Shares

In connection with the settlement of litigation involving our option to purchase an approximately 25 percent equity interest in International Thoroughbred Breeders, Inc., for $2.5 million, and a related loan transaction, we received $4,446,771 on January 29, 1999, and the option was canceled. Receipt of these funds represents the return of a $2 million escrow deposit and the partial payment of a promissory noted owed to us. See "BUSINESS - Option to Purchase ITB."

     .    The Offering

Pursuant to our Plan of Reorganization, which is being clarified to conform to the offering described herein, we are offering shares of our new Common Stock to holders of our old Common and Preferred Stock and Class A and Class B Warrants, options, and debentures, all of which were canceled on March 5, 1999, under the Plan of Reorganization. Specifically, the offering will include 1,436,500 shares of new Common Stock for debenture holders; up to 6,079,530 shares of new Common Stock for holders of old Common Stock; up to 5,780,000 shares of new Common Stock for holders of old Preferred Stock; up to 2,663,500 shares of new Common Stock for holders of Class A and Class B warrants; and up to 3,660,000 shares for holders of options. This is a total of up to 19,619,530 new shares of Common Stock which may be issued and outstanding. However, the Company estimates that up to 9 million of these shares will actually be issued as a result of the offering, depending upon the number of shares subscribed for. Any shares of new Common Stock not issued in these transactions will remain authorized and unissued and will be available to be issued in other transactions in the future as approved by our Board of Directors.

 .    Holders of Old Common and Preferred Stock

Pursuant to our Plan of Reorganization, during the 60 days following the date of this Prospectus, holders of old:

          Common Stock have the right to purchase up to one share of our new Common Stock for each share of old Common Stock they own, for $1.00 per new common share; and

          Preferred Stock have the right to purchase up to 100 shares of our new Common Stock for each share of old Preferred Stock they own, for $1.00 per new common share.

For the next 30 days thereafter, each holder of our new Common Stock will have the right to purchase a pro rata portion of the aggregate number of shares of our new Common Stock not purchased by the holders of old Common and Preferred Stock during the initial offering period, for $1.00 per share. In addition, each holder of new Common Stock has the option during this period to purchase any amount of any remaining shares of our new Common Stock not otherwise purchased by our holders of new Common Stock on a pro rata basis at $1.00 per share. See "PROSPECTUS SUMMARY - The Offering - Terms."

 .    Holders of Class A and Class B Warrants

For one year after March 5, 1999, holders of our Class A and Class B Warrants may purchase up to the same number of shares of our new Common Stock that they could have purchased of our old Common Stock pursuant to the old Warrants for $4.00 per share of new Common Stock.

 .    Holders of Options

For one year after March 5, 1999, holders of Options to purchase shares of our old Common Stock may purchase the same number of shares of our new Common Stock that they could have purchased of our old Common Stock pursuant to their old Options for $4.00 per share of new Common Stock.

 .    Terms

For holders of old Common and Preferred Stock, the cost for shares of new Common Stock purchased during the initial 60-day offering period is payable in cash or certified funds, and those holders may pay either entirely up front or over one year with quarterly payments in increments of 25 percent of the purchase price, and certificates representing the new Common Stock will be issued as they are paid for in full. Payment, either in full or the first quarterly payment, is due with the subscription agreement and must be made by 60 days after the date of this Prospectus. Holders of new Common Stock who exercise their rights under our Plan of Reorganization to purchase additional shares of new Common Stock during the second 30-day offering period must pay in full upon exercise. Holders of old Warrants and Options will pay us only if they exercise their Warrants and Options during the next year (ending March 4, 2000); upon their exercise, payment is due in full. Certificates representing the number of shares of new Common Stock will be issued upon payment by holders of old Common and Preferred Stock and Warrants and Options upon our receipt of payment for shares of new Common Stock.

 .    Holders of Debentures

For the holders of our outstanding debentures, pursuant to the Plan of Reorganization, we offered three choices, two of which include the issuance of new Common Stock. Any debenture holder who failed to make a selection will receive the default choice of Option C. In total, debenture holders will receive 1,436,500 shares of new Common Stock, plus aggregate up-front cash payments of $2,769,000 and notes in the aggregate amount of $624,000. This is in exchange for a total of $7,225,000 in principal value of debenture debt and more than $2,250,000 in accrued interest. If the subscription to the new Common Stock at $1.00 per share (by holders of old Common Stock and Preferred Stock) and at $4.00 per share (by Warrant and Option holders) brings in less than $1.2 million in new capital, then the former debenture holders will own a majority of the Company.

     Option A

Debenture holders who chose Option A will receive 250 shares of new Common Stock for each $1,000 principal amount of the debentures they tender, and $550 in cash for each $1,000 debenture (of which $400 is payable initially and $150 is payable over five years in equal installments beginning 12 months after the initial payment). Holders of debentures tendered as of March 25, 1999, who selected Option A totaled $4,160,000 in principal amount; this will result in the issuance of 1,040,000 shares of new Common Stock, plus the payment in the aggregate amount of $1,664,000 and the issuance of five-year notes in the aggregate amount of $624,000.

     Option B

Debenture holders who chose Option B will receive a lump-sum cash payment of $450 for each $1,000 principal amount of the debentures they tender. Holders of debentures tendered as of March 25, 1999, who selected Option B totaled $2,455,000 in aggregate principal amount; this will result in the payment of $1,105,000.

     Option C

Debenture holders receiving treatment under Option C will receive 650 shares of new Common Stock for each $1,000 principal amount of the debentures they possessed. As of March 25, 1999, debentures receiving treatment under Option C totaled $610,000 in aggregate principal amount; this will result in the issuance of 396,500 shares of new Common Stock.

     .    Summary Financial Information

Summary financial data for the Company are given below for the nine months ended December 31, 1998, and 1997, and the three years ended March 31, 1998, 1997, and 1996. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments necessary to present fairly the data for those periods. The results of operations for the interim periods do not necessarily indicate operating results for the entire year. These data should be read with the Company's financial statements and the related notes elsewhere herein.

                                            Fiscal Year Ended March 31                              Nine Months Ended
                                                                                                        December 31
                           -----------------------------------------------------------   -----------------------------------------
                                                          In Thousands (except earnings per share)

                           --------------  --------------  -------------    Pro Forma    -----------  -------------    Pro Forma
                                1996            1997           1998         1998 (1)        1997          1998          1998 (1)
                           --------------  --------------  -------------  -------------  -----------  -------------  --------------

Total net revenues            $    8,350      $    2,075     $      597     $      597   $      546            391             391
                              ----------      ----------     ----------     ----------   ----------     ----------      ----------
Operation earnings/(loss),
 including loan loss
 provisions                   $  (10,404)     $   (7,402)    $   (1,469)    $   (1,469)  $   (1,429)          (344)           (344)

Write-off of assets and
 accrual of expenses
 related to the
 consumer loan and
 viatical businesses                  --          (2,109)          (132)          (132)          --             --              --
Insurance policy
 write-down recapture                 --              --             --             --           __            496             496
Net interest
 income/(expense)                 (2,687)         (1,816)          (571)            85         (671)          (319)            (24)

Miscellaneous other
 income/(expense), net               (26)           (461)           (38)           (38)         141             47              47
                              ----------      ----------     ----------     ----------   ----------     ----------      ----------

 Pretax results of
  operations                  $  (13,117)     $  (11,788)    $   (2,210)    $   (1,554)  $   (1,959)    $     (120)     $      175
Tax offset to loss/(taxes)         4,936              86             --             --          (40)            --              --

Non-cash debenture
 conversion charge                    --              --         (6,261)        (6,261)      (6,261)            --              --
Net gain on early
 extinguishment of debt            7,307              --          3,172          3,172        3,172             --              --
Net gain on result of
 reorganization                       --              --             --          3,400           --             --           3,773
Bankruptcy reorganization
 expense                              --              --           (212)            --           --           (316)
Discontinued operations              (48)            167             --             --           --             --              --

Cumulative effect of
 change in accounting
 principle                           177              --             --             --           --             --              --
                              ----------      ----------     ----------     ----------   ----------     ----------      ----------
Net loss income/(loss)        $    ( 745)     $  (11,535)    $   (5,511)    $   (1,243)  $   (5,088)    $     (436)     $    3,948
                              ==========      ==========     ==========     ==========   ==========     ==========      ==========

Per Share Data:
--------------
Pretax results of
 operations                   $    (2.83)     $    (2.54)    $    (0.37)    $    (1.08)  $    (0.33)    $    (0.02)     $     0.12
Net loss income/(loss)        $    (0.16)     $    (2.49)    $    (0.91)    $    (0.87)  $    (0.84)    $    (0.07)     $     2.75
                              ==========      ==========     ==========     ==========   ==========     ==========      ==========
Weighted average number of
 common and common
 equivalent shares
 outstanding                   4,634,530       4,634,530      6,039,391      1,436,500    6,026,011      6,079,530       1,436,500
                              ==========      ==========     ==========     ==========   ==========     ==========      ==========

Balance Sheet Data:
------------------
 Total Assets                 $   24,485      $   16,276     $    7,640     $    3,491   $    8,735     $    8,603           4,227
 Total Liabilities                24,964          28,291         11,241          2,441       11,323         12,250           2,814
 Total Stockholder's Equity         (479)        (12,015)        (3,601)         1,050       (2,588)        (3,647)          1,413

     (1) Pro forma columns are based on altering historical actuals to demonstrate the effect on the period reported as if the Plan of Reorganization (and its resulting changes) had occurred earlier than it actually occurred; i.e., to recast the accounts as if the Plan of Reorganization had occurred at the beginning of the period for Income Statement reporting, and as of the end of the period in question for Balance Sheet reporting. (See footnotes to Pro forma Consolidated Statements of Operations.)

RISK FACTORS

Your purchase of our new Common Stock involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before subscribing to the new Common Stock, you should consider carefully the general investment risks enumerated elsewhere in this Prospectus and the following risk factors, as well as the other information in this Prospectus.

     .    Emergence from Bankruptcy

In September 1997, we were forced to seek protection from our creditors under Chapter 11 of the United States Bankruptcy Code. On February 3, 1999, the Bankruptcy Court confirmed a plan of reorganization which became effective on March 5, 1999, pursuant to which our creditors will receive partial satisfaction of their claims. The losses that forced us into bankruptcy were caused primarily by a business our former management initiated and operated, i.e., purchasing and maintaining a portfolio of sub-prime car loan contracts. This business has been discontinued except for the orderly liquidation of its assets. Any failure to adequately deal with our financial difficulties may lead to new problems that could have a material adverse impact on our condition and prospects. In addition, we cannot guarantee that we will fully recover from the bankruptcy and regain acceptance as a reputable company. Further, our bankruptcy proceedings may hamper our ability to establish new relationships with commercial lenders and complicate our efforts to obtain financing. See "BUSINESS - Plan of Reorganization."

     .    Potential Need for Additional Financing

We may need significant funding following this offering to market our proposed new gaming business in New Mexico and any other business opportunities which management may develop. If we do need such funding, we would most likely raise additional funds through alternative financing methods. We may be unable to obtain such additional funding if needed, or the funding may have unacceptable terms.

     .    Dependence on Key Personnel

Our success depends in part upon the successful performance of our current management team for our continued marketing and operation. Although we will probably employ in the future other highly qualified persons, if our current management team fails to perform its duties for any reason, our ability to market, operate, and support our new business plan may be adversely affected. See "MANAGEMENT."

     .    Competition

Although we believe our proposed gaming business in New Mexico is unique in several ways, other companies have similar capabilities and may have substantially greater financial and other resources than we do. We cannot predict what our competition will do, or what market share we will have resulting from that competition.

     .    Dilution; Cheap  Stock

Our investors may experience immediate dilution of $ 0.23 per share of Common Stock, or approximately 23 percent of the $1.00 offering price per share . This is due to the variables inherent in the bankruptcy reorganization, including the three choices that were available to debenture holders, and the degree of participation by holders of old Common and Preferred Stock.

     .    Voting Control; Potential Anti-Takeover Effect

Because of the uncertainties associated with the degree of participation by holders of old Common and Preferred Stock, it is unknown what portion will be owned by present management after the offering. However, control could be increased. Because of this, potential takeover bids for us may be deterred. This may have a depressive effect on the price of our Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "MANAGEMENT."

     .    No Payment of Dividends

We have paid no dividends on our Common Stock. For the foreseeable future, we anticipate that any earnings generated from our operations will be used to finance our growth, and cash dividends will not be paid to holders of the Common Stock. See "DESCRIPTION OF SECURITIES."

     .    Arbitrary Determination of Offering Price

We have arbitrarily determined the offering price of the Common Stock in connection with our Plan of Reorganization. It does not necessarily bear any relationship to our operating or financial results and should not be considered to indicate a definitive intrinsic value for the Common Stock. However, within the structure of the bankruptcy reorganization, the $1.00 per share valuation of the offering should have a substantial effect in determining realized net book value per share.

     .    No Assurance of Public Market for the Common Stock

Before we filed for protection under the Bankruptcy Code, our Common Stock was traded on the Nasdaq Smallcap Market and the Boston Stock Exchange until May 21, 1996, and August 20, 1996, respectively. It was delisted for failure to meet minimum net equity requirements. Our Common Stock currently trades in the over-the-counter market on the Electronic Bulletin Board. However, before this offering, there was no active, liquid public market for the old Common Stock, and there can be no assurance that any effective markets will develop or, if developed, will be sustained after this offering, or that our new Common Stock will be salable at or near its offering price.

     . Possible Issuance of Substantial Amounts of Additional Shares Without Stockholder Approval

After this offering, we will have a maximum of up to 19 million shares of new Common Stock authorized and outstanding, and we will have up to 21 million shares of Common Stock authorized and unissued and reserved for issuance for purposes determined by our Board of Directors. These shares may be issued without our stockholders' approval.

All old shares of Preferred Stock were canceled under the Plan of Reorganization. Under our Articles of Incorporation, 5,000,000 shares of Preferred Stock are authorized to be issued at the discretion of the Company's Board of Directors. The Company has no understandings or immediate plans to issue shares of its Preferred Stock.

     .    Penny Stock Regulation

Broker-dealer practices in "penny stock" transactions are regulated by certain SEC rules. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document with information about penny stocks and their risks. The broker-dealer also must provide the customer current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market-maker, he must disclose this fact and his presumed control over the market, and monthly account statements showing the market value of each penny stock in the customer's account. In addition, brokers-dealers who sell these securities to persons other than established customers and accredited investors (generally, persons with assets over $1,000,000 or annual income exceeding $200,000, or $300,000 with their spouses) must make a special written determination that the penny stock is a suitable investment for the purchaser and receive his written agreement to the transaction. Consequently, these requirements may reduce any trading activity in the secondary market for a security that becomes subject to the penny stock rules. Then you may find it more difficult to sell your shares of our Common Stock.

     .    Pro Forma Financial Statements

The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations presented on the following pages are based upon the historical financial position of the Company at December 31, 1998, and the historical results of operations for the year ended March 31, 1998, and for the nine months ended December 31, 1998. The pro forma adjustments made to the historical condensed consolidated balance sheet at December 31, 1998, give effect to the Plan of Reorganization as if the transactions had occurred on December 31, 1998. In addition, since the reorganization has been effectuated pursuant to Chapter 11 of the Bankruptcy Code, the provisions of Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," which require the application of fresh-start reporting, have been reflected in the condensed consolidated balance sheet at December 31, 1998, as if the reorganization and adoption of fresh-start reporting had been completed on that date. The unaudited pro forma results of operations for the year ended March 31, 1998, and the nine months ended December 31, 1998, are based on historical results of operations for those periods and give effect to the Plan of Reorganization and the adoption of fresh-start reporting as if the transactions occurred at the beginning of the periods, on April 1, 1997, and 1998.

These pro forma financial statements are provided for informational purposes only and should not be construed to indicate the financial conditions or results of operations of the Company had the transactions described therein been consummated on the respective dates indicated and are not intended to predict the financial condition or results of operations of the Company at any future period.

The pro forma adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The pro forma financial data and accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, including the Notes thereto, and the other information pertaining to the Company appearing elsewhere in the prospectus which forms a part of the Registration Statement.

                    AUTOLEND GROUP, INC., AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                  (unaudited)

                                                                                 Reorganization           Fresh
                                                                   Historical      Adjustments            Start          Pro Forma
Assets:
Cash and cash equivalents                                         $  2,292,059        1,671,069 (a)(b)                   $3,963,128

Installment contracts receivable                                  $    164,248                                           $  164,248
Allowance for credit losses                                           (100,168)                                            (100,168)

                                                                  ------------                                           ----------
  Installment contracts receivable-net                            $     64,080                                           $   64,080

ITB Option, less allowance                                             425,000         (425,000)   (a)                           --
Escrow deposit                                                       2,000,000       (2,000,000)   (a)                           --
Interest on escrow deposit                                             140,069         (140,069)   (a)                           --
Note receivable - NPD, Inc.                                          3,035,292       (3,035,292)   (a)                           --
Interest receivable on note receivable - NPD, Inc.                     446,863         (446,863)   (a)                           --
Purchased insurance policies                                           133,740                                              133,740
Fixed assets, less accumulated depreciation                             19,811                                               19,811
Other                                                                   46,311                                               46,311
                                                                  ------------   --------------        ----------        ----------
 Total assets                                                     $  8,603,225       (4,376,155)                         $4,227,070
                                                                  ============   ==============        ==========        ==========
Liabilities:
Liabilities subject to compromise:
Accounts payable                                                  $     97,079                                               97,079
Accrued liabilities                                                    162,876                                              162,876
Accrued interest expensed on debentures (pre-petition)               1,372,819       (1,372,819)   (b)                           --
Convertible subordinated debentures at face value                    7,225,000       (7,225,000)   (b)                           --
Allowance for estimated legal fees and settlement costs              1,525,000                                            1,525,000
                                                                  ------------   --------------        ----------        ----------
Total liabilities subject to compromise                             10,382,774       (8,597,819)                          1,784,955
                                                                  ------------   --------------        ----------        ----------
Liabilities not subject to compromise:
Accounts payable                                                        59,715                                               59,715
Contingent liabilities - reorganization                                381,116                                              381,116
Accrued liabilities                                                     64,835                                               64,835
Accrued liabilities expense on debentures (post-petition)              878,941         (878,941)   (b)                           --
Note to Debenture holders                                                   --          523,300    (b)                      523,300
NPD Note                                                               425,000         (425,000)   (a)                           --
Accrued interest - NPD, Inc.                                            57,542          (57,542)   (a)                           --
                                                                  ------------   --------------        ----------        ----------
Total liabilities not subject to compromise                          1,867,149         (838,183)               --         1,028,966
                                                                  ------------   --------------        ----------        ----------
Total liabilities                                                 $ 12,249,923       (9,436,002)               --        $2,813,921
                                                                  ============   ==============        ==========        ==========
Stockholders' Deficit:
Preferred stock, $.002 par value. Authorized 5,000,000 shares;
    57,800 issued and outstanding at December 31, 1998            $        116                                (116)(c)   $       --
Common stock, $.002 par value. Authorized 40,000,000 shares;
    issued 6,079,530 shares at December 31, 1998                        12,158                             (12,158)(c)           --
Common stock (pro forma) $.002 par value.  Authorized
 40,000,000 shares; issued 1,436,500                                                      2,873    (b)                        2,873

Additional paid-in capital                                          20,459,946        1,410,276    (b) (20,459,946)(c)    1,410,276
Unrealized holding loss                                               (200,000)         200,000    (a)                           --
Accumulated deficit                                                (23,918,918)       3,446,698 (a)(b)  20,472,220 (c)           --
                                                                  ------------   --------------        -----------       ----------
Total stockholders' equity/(deficit)                              $ (3,646,698)       5,059,847                 --       $1,413,149
                                                                  ------------   --------------        -----------       ----------
Total liabilities and stockholders' equity/(deficit)              $  8,603,225       (4,376,155)                --       $4,227,070
                                                                  ============   ==============        ===========       ==========

     (a) Gives the effect of the ITB and NPD settlement that became interrelated during the Bankruptcy proceedings. The settlement provided for the return of the $2 million cash escrow account with interest of $0.1 million and $2.3 million in cash for the note receivable of $3.0 million plus interest of $0.4 million from NPD. In addition, the ITB stock option at face value of $0.6 million and corresponding note payable of $0.4 million plus interest to NPD were canceled. The net effect of this settlement was a loss of $1.3 million at December 31, 1998.

     (b) Gives the effect of the Debenture debt forgiveness. Debenture debt of $7.2 million plus interest of $2.3 million was forgiven in exchange for $2.8 million in cash, a five-year non-interest bearing note payable, uncollaterilized for $0.6 million and 1.4 million shares of new common stock. The note payable is due in five equal annual payments of $124,800. For financial statement presentation, it has been discounted based on an imputed interest rate of 6%; therefore, this resulted in an unamortized discount of $0.1 million at debt's inception. The note was recorded at its discounted value of $0.5 million. The value of the new common stock was equal to the net equity of the Company that at December 31, 1998, was approximately $0.98 per share. The result was a net gain of $4.7 million. This pro forma assumes that 1.4 million shares of common stock were issued and $2.8 million in cash was paid.

     (c) The Company has accounted for the reorganization and the related transactions using the principles of fresh-start accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). In accordance with SOP 90-7 and the Plan of Reorganization, retained earnings, capital stock, and additional paid-in capital before the effective date have been eliminated, and pursuant to the Plan of Reorganization all outstanding shares of preferred and common stock have been canceled as of the effective date.

                    AUTOLEND GROUP, INC., AND SUBSIDIARIES
                Pro Forma Consolidated Statements of Operations
                                  (unaudited)

                                           Year Ended March 31, 1998                  Nine Month Period Ended December 31, 1998
                           ===================================================      ==============================================
                                              Reorganization                                        Reorganization
                                Historical      Adjustments        Pro Forma          Historical      Adjustments      Pro Forma
                           ---------------------------------------------------      ----------------------------------------------
Revenues:
Finance charges on
 installment contracts          $   587,616                       $   587,616        $    94,921                       $    94,921
Revenues from matured
 insurance policies                  69,109                            69,109            988,228                           988,228
                                -----------                       -----------        -----------                       -----------
 Gross revenues                     656,725                           656,725          1,083,149                         1,083,149
Cost of matured insurance
 policies                           (60,125)                          (60,125)          (692,400)                         (692,400)
                                -----------                       -----------        -----------                       -----------
 Total net revenues             $   596,600                       $   596,600        $   390,749                       $   390,749
General and administrative
 expenses                        (2,106,636)                       (2,106,636)        (1,040,380)                       (1,040,380)

Provision for credit gain
 (losses)                            41,000                            41,000            306,000                           306,000
                                -----------                       -----------        -----------                       -----------
 Operating loss                 $(1,469,036)                      $(1,469,036)       $  (343,631)                      $  (343,631)
                                -----------                       -----------        -----------                       -----------
Other income/(expense):
 Interest income:
  Interest income on
   cash and cash
   equivalents                      207,116                           207,116             74,034                            74,034
  NPD, Inc., note
   receivable                       219,215      (219,215)(a)              --            227,648     (227,648)(a)               --
 Interest expense:
  Debentures                       (881,918)      881,918 (b)              --           (514,781)     514,781 (a)               --
  NPD, Inc., note
   payable                          (25,667)       25,667 (a)              --            (31,875)      31,875 (a)               --
  Accrued interest                               (32,300)(b)         (32,300)                --      (24,200)(b)          (24,200)
  Debenture note
  Accrued interest other            (27,082)                          (27,082)                --                                --
 Write-down of purchased
  insurance policies               (131,772)                         (131,772)                --                                --
 Insurance policy
  write-down recapture                   --                                --            495,683                           495,683
 Gain on lease termination          266,378                           266,378                 --                                --
 Write-down of AutoLend,
  IAP, Inc., securities            (160,000)                         (160,000)                --                                --
 Write-off of fixed assets           (3,720)                           (3,720)            (4,570)                           (4,570)
 Other income/(expense)            (204,128)                         (204,128)           (22,488)                          (22,488)
 Debenture conversion
  charge                         (6,261,052)                       (6,261,052)                --                                --
                                -----------                       -----------        -----------                       -----------
  Total net other
   income/(expense)             $(7,002,630)                      $(6,346,560)       $   223,651                       $   518,459
                                -----------                       -----------        -----------                       -----------
 Income/(loss) before
  reorganization costs,
  income taxes, and
  extraordinary item            $(8,471,666)                      $(7,815,596)       $  (119,980)                      $   174,828
 Reorganization costs
  incurred after Chapter
  11 proceedings                   (211,667)      211,667 (c)              --           (315,875)     315,875 (c)               --
                                -----------      --------         -----------        -----------     --------          -----------
 Income/(loss) before
  benefit from income
  taxes and extraordinary
  item                          $(8,683,333)      867,737         $(7,815,596)       $  (435,855)     610,683          $   174,828
                                ===========      ========         ===========        ===========     ========          ===========
Other data:
 Income/(loss) per share
  before benefit from
  income taxes and
  extraordinary item            $     (1.44)                      $     (5.44)       $     (0.07)                      $      0.12
                                ===========                       ===========        ===========                       ===========

(a) Accrued interest receivable on the note receivable from NPD, Inc., and accrued interest payable on the note payable to NPD, Inc., have been eliminated for the fiscal year ended March 31, 1998, and for the nine months ended December 31, 1998, as a result of the ITB and NPD settlement.

(b) Accrued interest payable on the Debentures for fiscal year ended March 31, 1998, and the nine months ended December 31, 1998, has been eliminated as a result of the Reorganization. This discount, on the five-year non-interest bearing note payable for the fiscal year ended March 31, 1998, and for the nine months ended December 31, 1998, has been amortized at $32,300 and $24,200 respectively.

(c) Eliminates the non-reoccurring legal and professional fees and other costs incurred after the Chapter 11 was filed.

SELECTED FINANCIAL DATA

The following selected financial data for the nine months ended December 31, 1998, and 1997 (unaudited), and the fiscal years ended March 31, 1998, 1997, and 1996 (audited), are from our consolidated financial statements and should be read with those statements and their notes. We have had no active business other than to collect the remaining consumer car loans and the viatical policies since September 1996.

Accordingly, results of operations do not indicate future results (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). In addition, the results for the nine months ended December 31, 1998, do not necessarily indicate results that may be expected for the entire fiscal year.

                                                                                                   Nine Months Ended
                                             Fiscal Year Ended March 31,                              December 31,
                                ----------------------------------------------------    --------------------------------------

                                                           In Thousands (except earnings per share)

                                                                            Pro                                       Pro
                                                                           forma                                      forma
                                   1996           1997         1998        1998 (1)         1997         1998         1998 (1)
                                   ----           ----         ----        ----             ----         ----         ----
Finance charges on
 installment contracts          $    7,808    $    1,671    $      588    $      588    $      537    $       95    $       95
Net revenue from matured
 insurance policies                    542           404             9             9             9           296           296
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
Total net revenues              $    8,350    $    2,075    $      597    $      597    $      546    $      391    $      391
                                ==========    ==========    ==========    ==========    ==========    ==========    ==========


Operating earnings/(loss),
 including loan
 loss provisions                $  (10,404)   $   (7,402)   $   (1,469)   $   (1,469)   $   (1,429)   $     (344)   $     (344)
Net interest
 income/(expense)                   (2,687)       (1,816)         (571)           85          (671)         (319)          (24)
Write-off of assets and
 accrual of expenses
 related to the consumer
 loan and viatical
 businesses                             --        (2,109)         (132)         (132)           --            --            --
Insurance policy
 write-down recapture                   --            --            --            --            --           496           496
Realized gains/(losses) on
 marketable securities                   1            --            --            --            --            --            --
Tax offset to loss                   4,936            86            --            --           (40)           --            --
Miscellaneous other
 income/(expense), net                 (27)         (461)          (38)          (38)          141            47            47
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------

Results of operations,          $   (8,181)   $  (11,702)   $   (2,210)   $   (1,554)   $   (1,999)   $     (120)   $      175
 including interest
 expenses before
 debenture conversion
 charge

Non-cash debenture
 conversion charge                      --            --        (6,261)       (6,261)       (6,261)           --            --
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------

Net loss before bankruptcy
 reorganization
 expenses, discontinued
 operations, extraordinary
 items, and change in
 accounting principle           $   (8,181)   $  (11,702)   $   (8,471)   $   (7,815)   $   (8,260)   $     (120)   $      175
Bankruptcy reorganization
 expenses                               --            --          (212)           --            --          (316)           --
Discontinued operations                (48)          167            --            --            --            --            --
Extraordinary items:
 Net gain on early
  extinguishment of debt             7,307            --         3,172         3,172         3,172            --            --
  Net gain as a result
   of reorganization                    --            --            --         3,400            --            --         3,773
Cumulative effect of
 change in accounting
 principle                             177            --            --            --            --            --            --
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net loss income/(loss)          $     (745)   $  (11,535)   $   (5,511)   $   (1,243)   $   (5,088)   $     (436)   $    3,948
                                ==========    ==========    ==========    ==========    ==========    ==========    ==========

Per Share Data
--------------

                                                                                                   Nine Months Ended
                                             Fiscal Year Ended March 31,                              December 31,
                                ----------------------------------------------------    --------------------------------------

                                                           In Thousands (except earnings per share)

                                                                            Pro                                       Pro
                                                                           forma                                      forma
                                   1996           1997         1998        1998 (1)         1997         1998         1998 (1)
                                   ----           ----         ----        ----             ----         ----         ----
Net loss per share before
 bankruptcy reorganization
 expenses,
 discontinued operations,
 extraordinary items, and
 change in accounting
 principle                      $    (1.77)   $    (2.53)   $    (1.40)   $    (5.44)   $    (1.37)   $    (0.02)   $     0.12
Bankruptcy reorganization
 expenses                               --            --         (0.04)           --            --         (0.05)           --
Discontinued operation               (0.01)         0.04            --            --            --            --

Extraordinary items:
 Net gain on early
  extinguishment of debt              1.58            --          0.53          2.21          0.53            --            --
Net gain as result of
 reorganization                         --            --            --          2.37            --            --          2.63
Cumulative effect of
 change in accounting
 principle                            0.04            --            --            --            --            --            --
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net Loss                        $    (0.16)   $    (2.49)   $    (0.91)   $    (0.87)   $    (0.84)   $    (0.07)   $     2.75
                                ==========    ==========    ==========    ==========    ==========    ==========    ==========

Weighted average number
 of common and
 common equivalent
 shares outstanding              4,634,530     4,634,530     6,039,391     1,436,500     6,026,011     6,079,530     1,436,500
                                ==========    ==========    ==========    ==========    ==========    ==========    ==========

Balance Sheet Data:
-------------------
  Total Assets                  $   24,485    $   16,276    $    7,640    $    3,491    $    8,735    $    8,603    $    4,227
  Total Liabilities                 24,964        28,291        11,241         2,441        11,323        12,250         2,814
  Total Stockholder's
   Equity                             (479)      (12,015)       (3,601)        1,050        (2,588)       (3,647)        1,413

     (1) Pro forma columns are based on altering historical actuals to demonstrate the effect on the period reported as if the Plan of Reorganization (and its resulting changes) had occurred earlier than it actually occurred; i.e., to recast the accounts as if the Plan of Reorganization had occurred at the beginning of the period for Income Statement reporting, and as of the end of the period in question for Balance Sheet reporting. (See Footnotes to Pro Forma Consolidated Statements of Operations.)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     .    General

 .    Viatical Settlements

Viatical settlements was our first business, which was commenced by our original management. Although we were organized in May 1989, we did not begin our viatical settlements business until April 1991 when we acquired certain assets of Living Benefits, Inc. Then, in April 1993, we acquired certain operating assets of American Life Resources Corporation, another viatical settlements business. We generally ceased purchasing viatical policies in September 1994, and by July 1995 had sold most outstanding policies. Goodwill and intangibles related to these acquisitions were amortized over the remaining life of the policies portfolio, extending through the fiscal year ended March 31, 1996, when they were fully amortized. We still hold a small residual portfolio of policies.

 .    Consumer Used-Car Loans

High-risk consumer used-car loans was our second business, which was started by the Company's prior Miami-based management team. The Company commenced purchasing "sub-prime" consumer used-car loans in May 1994 through a wholly owned subsidiary and ceased purchasing them in December 1995. Loan loss provisions for this business from May 1994 through March 1997 totaled $14.0 million, on revenues of $12.2 million for the same period. These losses do not include overhead and direct costs associated with this business. The results of this business were the primary reason we could not service the outstanding debentures; this forced us to file the bankruptcy petition. The net impact of this business segment for the year ended March 31, 1998, was marginally positive, as the portfolio "winds down."

 .    Dealer Inventory Assistance Program

Short-term dealer used-car inventory "floor" financing was another business started by the Miami management team. We sold our subsidiary conducting this unprofitable inventory assistance program on September 18, 1996. Accordingly, for the fiscal years ended March 31, 1997, and 1996, its net assets are included in our financial statements as "Net assets of discontinued operations," and the net operating losses are included as "Discontinued operations-loss from operations of discontinued subsidiary," net of applicable income tax.

 .    Current Activities

Effective September 1996, the present Albuquerque management team took control from the former Miami management team. Since the sale of the inventory assistance program, our business activities have been primarily concentrated on resolving our bankruptcy, acquiring or developing a new business in the gaming industry (which is a division of AutoLend Group, Inc., doing business under the name of Kachina Gaming), resolving certain obligations and litigation associated with former operations, collecting amounts due from the outstanding consumer used-car loans, and collecting proceeds from the policies in the viatical settlements business.

     .    Results of Operations

Nine months ended December 31, 1998, compared to nine months ended December 31, 1997

 .    Summary

We recorded a net loss of approximately $0.4 million for the nine-month period ended December 31, 1998. Contributing to the loss was approximately $0.5 million of non-cash accruals for various interest expenses, which would be resolved under our Plan of Reorganization. As further explained below, general and administrative expenses have been substantially reduced. Additionally, these reported income results do not include the return of principal for the used-car loan portfolio. The net result of the above is that total cash on hand increased over the nine-month period by approximately $1.5 million, to about $2.3 million at December 31, 1998 (which total represents an increase of approximately $1.7 million, almost four times the amount on hand in late September 1997 when the Company filed for bankruptcy).

 .    Used-Car Loan Revenues

Revenues on the used-car loan portfolio were approximately $95,000 during the nine months ended December 31, 1998, which represented a $0.4 million decrease compared to the $0.5 million realized during the nine months ended December 31, 1997. This decrease is a result of the reduced size of our portfolio of those loans. The Company ceased purchasing new loans in December 1995, and as loans are paid in full or written off, the portfolio decreases in size. The cost to collect these loans is not reflected in net revenue, but as general and administrative expenses. Future revenues from this portfolio will, in general, decline from their present level of $18,000 per quarter.

 .    Viatical Revenues

Net viatical revenues realized from policies for the nine months ended December 31, 1998, were $0.3 million, compared to de minimis revenues in the nine months ended December 31, 1997. The increase was due to the maturity of four policies. Future net revenues from the remaining portfolio of 11 policies will be irregular, depending primarily upon the timing of mortality of the insured.

 .    General and Administrative Expenses

General and administrative expenses were $1.0 million for the nine months ended December 31, 1998, which represented a reduction of $0.9 million, or 48 percent, compared to the $1.9 million expended during the nine months ended December 31, 1997. This decrease resulted primarily from a $0.6 million reduction in overhead expense and a $0.3 million decrease in the cost of administering and collecting the portfolio of used-car loans (included in general and administrative expenses). These amounts exclude $0.3 million in costs associated with the post-Chapter 11 reorganization during the nine months ended December 31, 1998.

 .    Credit Loss/Recovery

Provisions for credit losses in connection with the portfolio of used-car loans for the nine months ended December 31, 1998, represent a $0.3 million recovery of bad debt, compared to a provision of $30,000 for the nine months ended December 31, 1997. This improvement of $0.3 million was primarily the result of collecting loans which had, in the past, been more than six months in arrears and had therefore been written off in accordance with our long-standing procedures.

 .    Operating Loss

Operating losses for the nine months ended December 31, 1998, were $0.3 million, compared to $1.4 million for the nine months ended December 31, 1997. In total, the $1.1 million reduction in operating losses was primarily due to the reduction in general and administrative expenses (excluding Chapter 11 reorganization costs of $0.3 million) of $0.9 million and the recovery of bad debt of $0.3 million, which were partly offset by a $0.2 million decrease in net revenues.

 .    Non-operating Income

The impact of non-operating items for the nine months ended December 31, 1998, was a net $0.1 million loss, compared to a non-operating loss of $3.6 million for the nine months ended December 31, 1997. The $0.1 million loss for the present period was primarily due to a viatical policy write-down recapture of $0.5 million, partially offset by $0.5 million in accrued net interest expense. The $3.5 million improvement of the present period over the prior period is primarily due to the non-recurring $6.3 million debenture conversion charge in the prior period (which was partially offset by $3.2 million gain on early extinguishment of debt) the $0.5 million viatical policy write-down recapture in the present period, and a $0.2 million reduction in accrued interest expense.

 .    Reorganization Expense

In addition to the above, for the nine months ended December 31, 1998, we incurred $0.3 million in reorganization costs related to the bankruptcy proceedings. There were no reorganization costs in the prior period.

 .    Net Loss

The net effect of the foregoing was a net loss of $0.4 million, or $0.07 per share, for the nine months ended December 31, 1998. The net loss for the same period last year was $5.1 million, or $0.84 per share. The decrease in net loss of $4.7 million was attributable primarily to a combination of the following items. During the nine months ended December 31, 1997, we recorded a non-cash charge for debenture conversion of $6.3 million offset by a $3.2 million gain on early extinguishment of debt for debentures repurchased. During the nine months ended December 31, 1998, operating losses were reduced by $1.1 million, interest expense decreased by $0.2 million, and we realized a recapture on insurance policy write-downs of $0.5 million compared to the same period last year. These items were partially offset by the $0.3 million in reorganization costs in the current period.

Fiscal year ended March 31, 1998, compared to fiscal year ended March 31, 1997

 .    Summary

Although the net loss for the year ended March 31, 1998, was approximately $5.5 million, this loss included a voluntary, non-cash conversion charge of approximately $6.3 million for retiring certain outstanding debentures. Excluding that transaction, our earnings were positive (as shown in the "Selected Financial Data," a result not attained in the prior four years). Furthermore, the exchange offer incurring the $6.3 million charge resulted in the retirement of $8.3 million in debt, with no cash outlay by us, and also improved our equity by approximately $8 million.

 .    Used-Car Loan Revenues

Revenues on the used-car loan portfolio were approximately $0.6 million for the fiscal year ended March 31, 1998, a $1.1 million decrease compared to the $1.7 million realized for the fiscal year ended March 31, 1997. This decrease resulted from the reduced size of our used-car loan portfolio.

 .    Viatical Revenues

Net viatical revenues from the policies for the fiscal year ended March 31, 1998, were $9,000, which represents approximately a $0.4 million decrease compared to the $0.4 million recognized for the fiscal year ended March 31, 1997. Net viatical revenues from the policies are determined by subtracting the policy cost from the relevant face value after a policy "matures" (becomes payable by the insurance company). The decrease in viatical revenues resulted primarily from the reduced size of our policy portfolio.

 .    General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 1998, were $2.1 million, compared to $5.9 million spent the prior year. The decrease of $3.8 million resulted primarily from fewer professional fees, the smaller used-car loan portfolio, and our downsizing in September 1996. The cost of collecting the consumer car portfolio is included in general and administrative expenses; this effort has been subcontracted to a third party since January 1996.

 .    Credit Losses

Provisions for credit losses during fiscal year 1998 were de minimis. The provision for credit losses was $3.6 million for the year ended March 31, 1997. The decrease in credit loss provisions of approximately $3.6 million was primarily the result of the smaller portfolio.

 .    Operating Loss

During the year ended March 31, 1998, our operating loss was $1.5 million, compared to an operating loss of $7.4 million during the year ended March 31, 1997. The $5.9 million decrease in operating loss was primarily attributable to the developments described above, including the reduction in general and administrative expense of $3.8 million and the reduction of $3.6 million in credit loss provisions, partially offset by a decline in net revenues of $1.5 million, yielding a net improvement of $5.9 million.

 .    Interest Expense

Interest expense related to the outstanding debentures was $0.9 million for the 1998 fiscal year, as compared to $2.1 million for the prior year, resulting in a $1.2 million improvement. The result of fewer outstanding debentures, this was achieved by the debenture exchange offer and the redemption of some debentures at a discount.

 .    Extraordinary Gain

In connection with debentures repurchased during the year ended March 31, 1998, we realized a $3.2 million gain on early extinguishment of debt.

 .    Exchange Offer

As a result of the exchange offer for our outstanding debentures during the year ended March 31, 1998, we recorded a non-cash transaction: a conversion charge of $6.3 million, an increase to additional paid-in capital of $14.5 million, de minimis increases to Common and Preferred Stock values, the elimination of $8.3 million in debt, and the improvement in net equity of approximately $8 million.

 .    Net Loss

Net loss for the year ended March 31, 1998, was $5.5 million, or $0.91 per share, compared to a loss of $11.5 million, or $2.49 per share, for the same period the previous year. This $6.0 million improvement was due to the factors discussed above, including a $3.8 million decrease in general and administrative expenses, a $3.6 million decrease in provision for credit losses, an improvement of $3.2 million for early extinguishment of debt, a $1.2 million decrease in interest expense, and a $2.3 million decrease in write-offs in the consumer car loan and viatical settlements businesses, all of which were partially offset by a $1.5 million decrease in net revenues and a $6.3 million non-cash charge for the exchange offer.

Fiscal year ended March 31, 1997, compared to fiscal year ended March 31, 1996

 .    Summary

The net loss for the year ended March 31, 1997, was $11.5 million. This reflected a $3.6 million write-off of the car loan portfolio, which business is largely wound down, having reached a net book value of $2 million at March 31, 1997, with reserves at 28 percent of gross value. Additionally, we incurred a $2.1 million interest expense on the Debentures, and we wrote down the viatical portfolio by $0.9 million and the fixed assets by $0.7 million, and recognized a lease termination expense of $0.5 million on the Miami space vacated by prior management. General and administrative expenses were reduced by $4.0 million (or 41 percent). There were no buybacks of Debentures at below book values to mitigate the loss for the year. Before the mitigating effects of those buybacks for the prior year (ended March 31, 1996), the year ended March 31, 1997, by comparison saw a reduction in the total pre-tax loss of $1.3 million.

 .    Used-Car Loan Revenues

Revenues on the used-car loan portfolio were $1.7 million for the fiscal year ended March 31, 1997, which represented a $6.1 million decrease compared to the $7.8 million for the fiscal year ended March 31, 1996. This decrease resulted from the reduced size of our used-car loan portfolio.

 .    Viatical Revenues

Net viatical revenues from the policies were $0.4 million for the year ended March 31, 1997, which represented a $0.1 million decrease compared to the $0.5 million realized for the fiscal year ended March 31, 1996.

 .    General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 1997, were $5.9 million, compared to $9.9 million in the prior year. The decrease of $4.0 million resulted primarily from our downsizing in December 1995 and in September 1996.

 .    Credit Losses

Credit losses in connection with the portfolio of used-car loans were $3.6 million for the year ended March 31, 1997, which represents a decrease of $5.2 million compared to the $8.8 million for the year ended March 31, 1996. The decrease was primarily the result of the smaller total portfolio.

 .    Operating Loss

During the year ended March 31, 1997, our operating loss was $7.4 million, compared to an operating loss of $10.4 million during the year ended March 31, 1996. The decrease in operating loss was primarily attributable to the developments described above, including the combined reduction of general and administrative expense and credit loss provisions by $9.2 million, while total net revenues declined by $6.2 million, yielding a net improvement of $3.0 million.

 .    Net Loss

The net loss for the year ended March 31, 1997, was $11.5 million, or $2.49 per share. The net loss for the year ended March 31, 1996, was $0.7 million, or $0.16 per share. The change in net loss was attributable primarily to the $12.2 million gain on early extinguishment of debt in the year ended March 31, 1996; these offsets to operating losses were not available in the year ended March 31, 1997.

     .    Liquidity and Capital Resources

 .    Cash and Cash Equivalents

On September 22, 1997, we filed for voluntary bankruptcy reorganization. At December 31, 1998, we had cash and cash equivalents of $2.3 million, and total liabilities exceeded total assets by 1.4 to 1. Our immediate viability as a going concern depends upon restructuring our obligations and, ultimately, establishing our new business and attaining profitability. On February 3, 1999, the Bankruptcy Court confirmed our Plan of Reorganization, and it became effective on March 5, 1999; it restructures our assets and liabilities, resulting in a positive net equity.

 .    Cash Flow from Operations

Cash flow from operations was a positive $0.9 million for the nine months ended December 31, 1998. This compares to the negative cash flow from operations of $0.7 million for the nine months ended December 31, 1997. The improvement of $1.6 million was primarily due to reduced cash expenditures for legal, professional, and consulting services of $1.1 million, reduced cash expenditures for Directors' and Officers' liability insurance of $0.4 million, reduction in cash payroll of $0.3 million, and the receipt of $1.1 million in viatical policy payouts, all partially offset by a reduction of $1.0 million in used-car loan receipts and the expenditure of $0.3 million on the reorganization under our bankruptcy.

 .    Portfolio of Used-Car Loans

Our portfolio of used-car loans at December 31, 1998, was $0.2 million (excluding receivables for which there has been a repossession of underlying collateral or a charge-off and before the effect of reserves). The portfolio consisted of 42 active used-car loans, of which approximately 31 percent (on a dollar-weighted basis) are 30 days or more past due.

 .    Portfolio of Viatical Policies

Our portfolio of unmatured viatical insurance policies consisted of 11 policies at December 31, 1998, having a combined face value of approximately $0.9 million and a net book value of approximately $0.1 million. We recognized $0.3 million in net revenue and a $0.5 million recapture on insurance policy write-downs from 4 policies during the nine months ended December 31, 1998.

 .    Cash Flow from Investing and Financing

Cash flow provided by our investing activities was $0.6 million for the nine months ended December 31, 1998, as a result of the IAP securities redemption. This compared to cash used by investing activities for the nine months ended December 31, 1997, of $5.2 million, which was the result of funding the escrow deposit, the loan to NPD, and the purchase of the ITB option in 1997 (see "BUSINESS - Option to Purchase ITB Shares").

There were no cash flows from financing activities during the nine months ended December 31, 1998, as compared to $5.7 million in cash used by financing activities during the nine months ended December 31, 1997, which was the result of the redemption of debentures during 1997.

 .    Summary

In summary, because of the foregoing factors, our cash and cash equivalents increased by approximately $1.5 million during the nine months ended December 31, 1998, to a total of $2.3 million. This increase was due to the sale of the IAP securities and the positive cash flow from operations. In comparison, during the nine months ended December 31, 1997, there was an $11.7 million decrease in cash and cash equivalents, largely due to the funding of the escrow deposit, the loan to NPD, the purchase of the ITB Option, the buy-back of debentures, and an operating deficit.

 .    Effect of Reorganization on Liquidity and Capital Resources

Our Plan of Reorganization that became effective on March 5, 1999, has had a substantial impact on our liquidity and capital resources, as illustrated by the abbreviated (unaudited) balance sheet comparison below:

                                                         Before                    After
          In Thousands                          Reorganization @ 2/28/99       Reorganization
                                                         Actual                  @ 3/05/99
                                                                                 Pro Forma
                                                                          ----------------------
                                                                          est. Act.  After pmts.
                                                ------------------------  ---------  -----------
Cash and equivalents                                    $  6,611          $   6,661   $   1,813
Car loans receivable, net                                     59                 59          59
Purchased viatical policies @ est. mkt. val.                 134                134         134
Escrow deposit, plus accrued int. rec.                     2,140                 --          --
Note receivable, plus accr. interest                       3,533                 --          --
ITB Option investment                                        425                 --          --
Fixed asset, net                                              19                 19          19
Misc. Other assets                                            44                 15          15
                                                        --------          ---------   ---------
      Total Assets                                      $ 12,965          $   6,888   $   2,040
                                                        --------          ---------   ---------

Accounts payable and accrued liabilities                $     79          $      79   $      79
Contingent liabilities and pre-pet. A/P                      641                848         294
Debentures at face, plus accrued interest                  9,591                 --          --
Debentures up-front cash payable                              --              2,769          --
Five-year note to Debenture holders                           --                523         523
NPD note payable, plus accrued interest                      490                 --          --
Reorganization settlement contin. liabil.                  4,447                 --          --
Worley settlement                                          1,525              1,525          --
Misc. other liabilities                                      178                178         178
                                                        --------          ---------   ---------
Total Liabilities                                       $ 16,951          $   5,922   $   1,074

Stockholders' Equity/(Deficit)                          $(3,986)          $     966   $     966
                                                        --------          ---------   ---------
Total Liabilities & Stockholders
 Equity                                                 $ 12,965          $   6,888   $   2,040
                                                        --------          ---------   ---------

As can be seen above, our net equity increased by $5 million, i.e, from a deficit of $4.0 million, to a positive equity of about $1 million. After anticipated reorganization payments, at March 5, 1999 (and before the impact of any interim operating results), an additional $1.8 million remains in cash. This greatly increases our liquidity.

 .    Estimated Effect of New Capital Raised by this Offering

We cannot be certain how much capital may be raised by this offering. Accordingly, two scenarios are shown below to demonstrate a possible range of effects:

                                                  "Before          "After
                                                 Offering"        Offering"
                                                  basis:           basis:
            In Thousands                         @ 3/5/99,        @ 3/5/99,
                                                 Pro Forma     Pro Forma after
                                                after pmts.    pmts. & proceeds
                                                -----------  -------------------
                                                             low est.  high est.
                                                             --------  ---------
Cash and equivalents                                $ 1,813    $2,191     $9,091
Car loans receivable, net                                59        59         59
Purchased viatical policies @ est. mkt. val.            134       134        134
Fixed assets, net                                        19        19         19
Misc. other assets                                       15        15         15
                                                    -------    ------     ------
     Total Assets                                   $ 2,040    $2,418     $9,318
                                                    -------    ------     ------

Accounts payable and accrued liabilities            $    79    $   79     $   79
Contingent liabilities and pre-pet. A/P                 294        38         38
Five-year note to Debenture holders                     523       523        523
Misc. other liabilities                                 178       178        178
                                                    -------    ------     ------
     Total Liabilities                              $ 1,074    $  818     $  818

Stockholder's Equity/(Deficit)                      $   966    $1,600     $8,500
                                                    -------    ------     ------
     Total Liabilities & Stockholders Equity        $ 2,040    $2,418     $9,318
                                                    -------    ------     ------

No. of shares outstanding (-000)                        N/A     2,070      8,970

In the "low estimate" shown above, the results of this offering would increase stockholders' equity by $0.6 million, to a total of approximately $1.6 million (pro forma at 3/5/99, and before the results of interim operations); likewise, cash would be increased by about $0.3 million, to a pro forma total of $2.2 million. Alternately, the "high estimate" yields stockholders' equity of over $8 million and cash at approximately $9 million. These two scenarios correspond to the projected range of between 2 and 9 million shares outstanding as a result of this offering.

     .    Year 2000 Issue

Like any other company, advances and changes in technology can significantly affect the business and operations of the Company. For example, a challenging problem is that many computer systems worldwide cannot properly recognize the year 2000 or years thereafter. No easy comprehensive, technological "quick fix" has yet been developed in the U.S.A., or elsewhere, for this problem. Not only might the problem affect a particular company's computers, but it could also be impacted by problems at other companies, through supplier relationships, etc.

Fortunately, the Company's present small base of operations is not at this point heavily dependent upon computers. However, steps are being taken to test and, if necessary, upgrade computers and software within the Company. The ultimate cost for completing this process is not yet known, but management does not anticipate expenditure of more than $10,000. Testing and any upgrades necessary should be complete by August 1999. Management feels reasonably confident, in general, about the Company's level of exposure. However, given the possible rather drastic scenarios worldwide as discussed in the media, the Company cannot guarantee that it will not be in some way detrimentally impacted.

     .    New Accounting Pronouncements

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other Postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. It does not change the measurement or recognition of those plans. SFAS 132 is effective for years beginning after December 15, 1997, and requires comparative information for earlier pensions or postretirement benefit plans in place at this time. This statement has no impact on our financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company in fiscal 2000. Management has not yet evaluated the effects of this statement on our financial position, results of operations, or cash flow.

OPERATING LOSS CARRY-FORWARD

We had available as of December 31, 1998, unused capital loss carry-forwards and operating loss carry-forwards that may provide future tax benefits, which expire as follows:

                                                            Unused Net
                              Unused Capital Loss           Operating
      Year of Expiration        Carry-forwards         Loss Carry-forwards
      ------------------        --------------         -------------------

             2001                 $1,359,000                $        --
             2002                  1,023,000                         --
             2012                         --                 11,460,000
             2013                         --                    220,000
             2019                         --                    560,000
                              --------------------------------------------
          Total                   $2,382,000                $12,240,000
                              ============================================

Capital loss carry-forwards arise from losses incurred on the disposal of capital assets and may be used to offset future capital gains associated with the disposal of capital assets (but may not be used to offset ordinary income). Net operating loss carry-forwards are the result of prior (and current) years' operations, which had recorded a net loss in terms of income tax computations. In general, operating loss carry-forwards can be used to offset future operating profits, thus negating the necessity to pay corresponding future income taxes (until the loss carry-forwards are used up or expire). Any future operating profits (which might realize these tax benefits) could be derived internally, or from acquiring additional assets, or from purchasing another qualified business entity by acquiring its stock. If a substantial change in ownership is involved, then tax benefits could be reduced. Other limiting factors may also apply. Capital loss carry-forwards and net operating loss carry-forwards are collectively referred to herein as the "Loss Carry-forwards."

After consultation with our lawyers and accountants, we believe that, with the Plan of Reorganization now effective, the Loss Carry-forwards listed above will be reduced in total by $3.7 million due to debt forgiveness associated with the stock offer, and the remainder will be intact and usable after bankruptcy. At a typical corporate statutory tax rate of 34 percent, these remaining losses can, in a valid situation, result in the cancellation of a requirement to pay approximately $3.7 million in federal income taxes, either immediately in one year or spread out over many years. The requirements to utilize such loss carry-forwards are very strict and limited.

DILUTION

Our investors may experience immediate dilution of $0.23 share of Common Stock, or approximately 23 percent of the $1.00 offering price per share. This is due to the variables inherent in the bankruptcy reorganization, including the three choices that were available to debenture holders, and the degree of participation by holders of old Common and Preferred Stock.

USE OF PROCEEDS

We will use the cash proceeds from this offering, net of the expenses of this offering, for general corporate purposes, including the development of our proposed new gaming business.

MARKET OF REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On March 5, 1999, our Plan of Reorganization became effective. As of the effective date, all of our outstanding old Common Stock, Preferred Stock, and Class A and B Warrants ceased to exist. Afterwards, the new Common Stock offered by this Prospectus will be issued. As full or partial consideration for the extinguishment of their pre-petition debenture rights, 1,436,500 shares will be issued to debenture holders. Additionally, other shares may be issued under the per-share subscriptions defined in the Plan of Reorganization, as follows:

                                           No. of shares issuable
                                               (In Thousands)
                                                              Estimated
                                          Minimum  Maximum       Low
                                                                Range

Holders of Old Common Stock                  0       6,080       533
Holders of Preferred Stock                   0       5,780       100
                                             -      ------       ---
             Total at $1.00 per share        0      11,860       633
                                             -      ------       ---
Holders of Warrants                          0       2,663         0
Holders of Old Options                       0       3,660         0
                                             -      ------       ---
             Total at $4.00 per share        0       6,323         0
                                             -      ------       ---
Paid Total                                   0      18,183       633
                                             =      ======       ===

NOTES:    (1)  The above excludes the 1.4 million shares to be issued to the debenture holders.
          (2)  After the subscriptions are completed, unissued shares from this offering will total between zero and 18 million (and would be 17.6 million shares if the "estimate" above proves to be correct).

Historically, our Common Stock traded under the symbol "AUTL" in the over-the-counter market on the Electronic Bulletin Board. Until May 21, 1996, the Common Stock and Class A Warrants were quoted on the Nasdaq Smallcap Market under the symbols "CARS" and "CARSW," respectively. On that date, the Common Stock and the Class A Warrants were delisted from the Nasdaq Smallcap Market because of our failure to meet minimum net equity eligibility criteria for continued listing. The Common Stock was also listed on the Boston Stock Exchange under the symbol "OTO" until August 20, 1996, when it was also delisted for failure to meet that exchange's net equity requirements.

The following table states for the periods indicated the range of high and low bid prices for the old Common Stock and the Class A Warrants as reported by Nasdaq (until May 21, 1996), the Boston Stock Exchange (from May 22 to August 20, 1996), and the Electronic Bulletin Board (thereafter). As noted above, the old Common Stock was canceled on March 5, 1999, and the following does not necessarily represent any trading pattern which may develop for the new Common Stock issued pursuant to this Prospectus. There were no trades of the Preferred Stock during the fiscal year ended March 31, 1998, and therefore it is not shown in the schedule below. The prices reflect inter-dealer prices without markup, markdown, or commissions and may not necessarily represent actual transactions.

                                            Common Stock    Class A Warrants (1)
                                          High        Low   High      Low

  Fiscal Year Ended March 31, 1997:

   Quarter ended June 30, 1996           $1.38       $.50    $-- (2)  $-- (2)
   Quarter ended September 30, 1996       1.19        .56     -- (2)   -- (2)
   Quarter ended December 31, 1996         .94        .31       .01   .01
   Quarter ended March 31, 1997            .69        .16       .01   .01

   Fiscal Year Ended March 31, 1998:

   Quarter ended June 30, 1997             .56        .19       .01   .01
   Quarter ended September 30, 1997        .22        .05     -- (2)   -- (2)
   Quarter ended December 31, 1997         .15        .01     -- (2)   -- (2)
   Quarter ended March 31, 1998            .10        .01     -- (2)   -- (2)

   Fiscal year ending March 31, 1999:

   Quarter ended June 30, 1998             .07        .01     -- (2)   -- (2)
   Quarter ended September 30, 1998        .06        .01     -- (2)   -- (2)
   Quarter ended December 31, 1998         .03        .01     -- (2)   -- (2)
   Quarter ended March 31, 1999            .10        .01     -- (2)   -- (2)

   Period of April 1 to May 12, 1999       .12        .03     -- (2)   -- (2)

     (1) Each Class A Warrant entitled its registered holder to purchase one share of Common Stock and one Class B Warrant through January 31, 1998, at an exercise price of $4.00 subject to adjustment. Each Class B Warrant entitled its registered holder to purchase one share of Common Stock from the date of issuance through January 31, 1998, at an exercise price of $7.00 subject to adjustment. The Class A and Class B Warrants were due to expire on January 31, 1998, when we were under the restrictions of the Chapter 11 bankruptcy proceeding and thus could not extend their expiration date. The Plan of Reorganization includes provisions for treatment of the Warrants, as described herein.
     (2) There were no reported trades of Class A Warrants during these periods.

As of May 12, 1999, the last reported sale price for the old Common Stock was $0.03 based upon an April 29, 1999, trade on the Electronic Bulletin Board. At March 4, 1999, there were 6,079,530 shares of old Common Stock outstanding and 80 holders of record. As of March 5, 1999, all outstanding shares of old Common Stock were canceled pursuant to the Plan of Reorganization. However, these old shares continue to trade, as they now confer (modified) rights as prescribed in the Plan of Reorganization (and as described herein).

We have paid no dividends on our Common Stock. We presently intend to retain any earnings to finance the development of our future business as approved in the Chapter 11 process. In addition, until all dividends on the outstanding shares of Preferred Stock have been paid, no dividend or other distribution may be paid on the Common Stock.

CAPITALIZATION

The following table shows our consolidated capitalization before and after March 5, 1999 (the effective date of the court confirmation of our Plan of Reorganization), as adjusted to reflect our Plan of Reorganization. This table should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

                           PRO FORMA CAPITALIZATION
                                  (unaudited)
                    (dollars in thousands except par value)

                                                                                       Estimated at
                                                                 Estimated            March 5, 1999
                                                                     at            as adjusted for the
                                                               March 4, 1999       Reorganization and
                                                                               Fresh Start Reporting /(1)/
Long-term debt                                                      $     --                         $  523
                                                                    --------                         ------

Stockholder's Equity:
     Common stock, $.002 par value, 40,000,000 authorized
     6,079,530 issued and outstanding at March 5, 1999, and
     0 as adjusted                                                        12
Preferred stock, $.002 par value, 5,000,000 authorized
     57,800 issued and outstanding at March 5, 1999, and
     0 as adjusted                                                         1
Common stock (pro forma):
     $.002 par value, 40,000,000 authorized
     2,069,500 issued and outstanding                                     --                              4
Additional paid-in capital                                            20,460                          1,596
Unrealized holding loss                                                 (200)                            --
Retained earnings                                                    (23,919)                            --
                                                                    --------                         ------
     Total Stockholders' Equity                                     $ (3,646)                        $1,600
                                                                    --------                         ------

     Total capitalization                                           $ (3,646)                        $2,123
                                                                    ========                         ======

     /(1)/ Gives effect to the issuance of 1,436,500 shares of common stock to the Debenture Holders and the issuance of 633,000 shares of common stock purchased by old Common Stockholders at $1.00 per share.

BUSINESS

     .    General

AutoLend Group, Inc., is a holding company headquartered in Albuquerque, New Mexico. We are currently winding down two businesses and starting up a third. We primarily operate through our subsidiaries, which are:

 .    AutoLend Corporation, which maintains a residual portfolio of sub-prime consumer used-car loan contracts purchased from used-car dealers. We ceased purchasing these loans in December 1995. Our portfolio of loans at March 31, 1999, was $0.1 million before reserves and consisted of 39 active accounts.

 .    American Life Resources Group, Inc., and LB NM, Inc., which maintain portfolios of unmatured life insurance policies purchased from persons with life-threatening illnesses, a business generically referred to as viatical settlements. We ceased purchasing these policies in September 1994. The 10 remaining policies had an aggregate face value of $0.9 million and a net book value of $0.1 million on March 31, 1999.

Since the sale in September 1996 of another subsidiary, which provided short-term "floor" financing to used-car dealers, our activities have been concentrated on developing and acquiring a new gaming business (which is now a division of AutoLend Group, Inc., under the name of Kachina Gaming); resolving certain obligations and litigation associated with former operations; collecting amounts due from the outstanding used-car loans; collecting proceeds from the viatical policies; and resolving our bankruptcy.

     .    Proposed New Business

We have been considering various prospects to develop a new business suitable for our situation. The realities of new business development are almost always difficult. Our particular realities impose significant constraints that make this undertaking even more difficult. These constraints include:

 .    the need for a positive cash flow almost immediately;

 .    the need to acquire the business without paying substantial cash or taking on significant debt;

 .    the handicap of not having actively traded stock to use to procure this business; and,

 .    the requirement that, after launch, the business will not need a significant capital investment.

Our Plan of Reorganization involves developing a new business which consists primarily of providing gaming devices and gaming machines for certain non-profit organizations in New Mexico.

In 1997, the New Mexico Legislature passed the "Gaming Control Act." We propose to provide, supply, and service gaming machines as described in that Act. "Gaming device" means associated equipment of a gaming machine and includes a system for processing information that can alter the normal criteria of random selection that affect a game's operation or determine its outcome. "Gaming machine" means a mechanical, electromechanical, or electronic contrivance that, upon insertion of a coin, token, or similar object, or upon payment of any consideration, is available to play or operate a game, whether the payoff is made automatically from the machine or in another manner. This business would be regulated by the New Mexico Gaming Control Board as described in the Gaming Control Act.

Because we believe we can obtain the proper licensing and the gaming machines, and because contracts and opportunities for future contracts are available with non-profit organizations, we believe this business will be viable and will allow us to meet our obligations. However, we cannot promise success in this venture.

     .    Option to Purchase ITB Shares

 .    The Option

In August 1997, we were granted an option to purchase an approximately 25 percent equity interest (the "ITB Shares") in International Thoroughbred Breeders, Inc. ("ITB"), for $4.00 per share from NPD, Inc. ("NPD"), an affiliated company, controlled by Mr. DeSantis and Anthony Coelho, one of our directors. As consideration for this option, which was to expire on August 29, 1999, we paid NPD $0.2 million and issued it a contingent note for $2.3 million. This note accrued interest at 10 percent per annum and was to be due July 9, 1999. ITB owned and operated Garden State Park and Freehold Raceway in New Jersey (horse racing tracks) and owns the former El Rancho Casino property in Las Vegas, Nevada.

 .    Related Loan Transaction

In a related transaction, we loaned $3.0 million to NPD. This loan accrued interest at 10 percent per annum and was payable on July 9, 1999. It was secured by the ITB Shares, subject to a prior lien to the seller of the ITB Shares as security for NPD to pay the balance of the purchase price for the ITB Shares. We also guaranteed up to $2.0 million of NPD's obligation to pay the remaining portion of the purchase price to the seller of the ITB Shares, and we deposited $2.0 million into a cash collateral account to secure our guarantee.

 .    Related Litigation

On June 5, 1998, we filed an adversary claim with the New Mexico Bankruptcy Court against NPD. The NPD claim sought, among other things, the return to us of the $2.0 million escrow deposit (plus interest), NPD's payment to us of the $3.0 million NPD loan (plus interest), the cancellation of the option, and the corresponding cancellation of our obligations under the NPD note. We were also involved in litigation concerning ITB in Delaware Chancery Court. It addressed many issues outside the scope of our concern but included the foregoing issues in the New Mexico Bankruptcy Court.

In September 1998, the Bankruptcy Court approved a settlement of the New Mexico case, and, in October 1998, the Chancery Court approved a settlement in the Delaware case. In connection with these settlements, our option to purchase the ITB Shares and the $2.5 million contingent note payable to NPD were canceled; our $2.0 million escrow deposit (plus interest) was returned to us; and $2.3 million of the $3.0 million loan we made to NPD was paid to us. In addition, in connection with the Delaware settlement, we would receive a portion of the funds which NPD may receive from the possible sale of ITB's Las Vegas real estate, and we have assumed ITB's office lease in Albuquerque,

New Mexico (where we presently sublease our offices). On January 29, 1999, this settlement was consummated, and we received $4,446,771.

     .    Employees

As of March 31, 1999, we and our subsidiaries had six full-time employees. We believe our relations with our employees are good.

     .    Properties

On August 8, 1997, we relocated our principal executive offices from 215 Central NW to 600 Central SW, Albuquerque, New Mexico. This space was being subleased from ITB on a month-to-month basis. However, with the consummation of the settlements referred to in "BUSINESS - Option to Purchase ITB Shares - Related Litigation," we assumed the ITB lease. The lease terminates on July 31, 2002, and the lease payments are $9,935 per month. Beginning August 1, 1999, and each August 1 thereafter, the lease payments may be adjusted according to any changes in the Consumer Price Index. We believe these office space arrangements are adequate to meet our needs.

Rent expense for operating leases has been lowered substantially from when our headquarters were in Miami Beach, Florida. It was approximately $14,000 for the fiscal year ended March 31, 1998, compared to $179,000 for the fiscal year ended March 31, 1997, and $306,000 for the fiscal year ended March 31, 1996.

     .    Legal Proceedings

On September 12, 1996, a complaint was filed against us in the United States District Court for the District of New Mexico by Living Benefits, Inc. The complaint alleged that we were obligated to the plaintiff for more than $1.6 million, with interest at 8.75 percent from June 30, 1992, for "earn-out payments" under our contract with the plaintiff dated March 14, 1992. The plaintiff was also seeking punitive damages for bad faith in an undisclosed amount and attorney's fees. On December 30, 1997, the plaintiff filed a claim for approximately $1.7 million, plus legal fees and punitive damages, with the Bankruptcy Court. On April 15, 1998, the Bankruptcy Court assumed jurisdiction of this suit. The trial began on January 20, 1999. On January 21, 1999, the Company and the plaintiff reached a settlement whereby the Company would pay the plaintiff $1,525,000. This payment was made on March 9, 1999.

On February 16, 1999, the Company was notified by its counsel that it is subject to an investigation by the Securities and Exchange Commission in connection with certain activities which took place between September 1996 and September 1997.

We are also involved in the following routine litigation incidental to our Chapter 11 bankruptcy case:

On July 14, 1998, we filed an adversary claim against Nunzio P. DeSantis to recover certain payments we made to him and for indemnity. The complaint seeks the possible return of up to $597,500.

On July 14, 1998, we filed an adversary claim against Jeffrey Ovington to recover certain payments we made to him. The complaint seeks the possible return of up to $100,000. A motion to dismiss this claim was filed, and no objections were received. The Company anticipates that this claim will be dismissed in late June, 1999.

On July 14, 1998, we filed an adversary claim against Vincent Villanueva to recover certain payments we made to him. The complaint seeks the possible return of up to $39,647. On April 21, 1999, a motion to dismiss this claim was filed. The deadline for receipt of objections to the motion is has passed, with no objections filed. The Company anticipates this claim will be dismissed in late June, 1999.

On August 24, 1998, we filed an adversary claim against Cozen & O'Connor, a Philadelphia-based law firm, to recover certain payments. This complaint sought the possible return of up to $564,000. A motion to settle this claim by virtue of the elimination of accounts payable due by the Company to Cozen & O'Connor of approximately $38,896 was filed. The deadline for objections has passed, and an order was entered by the Court approving this settlement on March 21, 1999. This claim is thus now settled and dismissed.

On August 24, 1998, we filed an adversary claim against Standard Capital Group, Inc., a California corporation, to recover certain payments we made to it. This complaint sought the possible return of up to $189,000. This claim was settled, after due notice, by approval of the court on May 27, 1999; in connection therewith, the Company has received payment of $37,200.

MANAGEMENT

     .    Officers and Directors

The following table gives certain information regarding our directors and executive officers. Directors serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

                                     Year First
                                     Elected
     Name                      Age   Director             Position

     Nunzio P. DeSantis        48    1993       Chairman of the Board,
                                                President, Chief Executive
                                                Officer, and Director

     Anthony Coelho            56    1996       Director

     Philip J. Vitale, M.D.    52    1992       Director

     Jeffrey Ovington          46    N/A        Executive Vice President and
                                                Treasurer

Nunzio P. DeSantis has been our Chairman of the Board, President, and Chief Executive Officer since September 1996. He previously served as Chief Executive Officer and Chairman of the Board of Directors from our inception in 1989 until his resignation from those positions in September 1993 and May 1994, respectively. Mr. DeSantis has also served as Chief Executive Officer and a director of International Thoroughbred Breeders, Inc. (See "BUSINESS - Purchase of ITB Shares). He also is President and Chairman of the Board of NPD, Inc., a private company which has owned an approximately 25 percent interest in International Thoroughbred Breeders, Inc. Before September 1995 and for more than five years, Mr. DeSantis was Chairman of the Board and Chief Executive Officer of Diagnostek, Inc., a New York Stock Exchange traded company (until its sale in 1995).

Anthony Coelho has been, since November 1998, Chairman of the Board of ICF Kaiser International, Inc., a Virginia-based engineering, construction, facilities management, and consulting company with 4,700 employees and sales of $1.2 billion and which is traded on the New York Stock

Exchange. Mr. Coelho also was Chairman of the Board of International Thoroughbred Breeders, Inc., from January 1997 until February 1999. From 1995 to 1997, he was Chairman and Chief Executive Officer of ETC w/tci, Inc., a subsidiary of Tele-Communications, Inc. From 1989 to 1995, Mr. Coelho served as a Managing Director of the New York investment-banking firm Wertheim Schroeder & Co., Inc., and from 1990 to 1995 he also served as President and Chief Executive Officer of Wertheim Schroeder Investment Services, Inc. Mr. Coelho also serves as a director of Service Corporation International, Tankology Environmental, Inc., ITB, and Cyberonics, Inc. In addition, he serves on Fleishman-Hillard, Inc.'s Advisory Board. Mr. Coelho is a former U.S. Representative from California and Majority Whip of the U.S. House of Representatives.

Philip J. Vitale, M.D., has been a doctor of medicine, specializing in urology, at the Lovelace Medical Center, Albuquerque, New Mexico, since 1978. Dr. Vitale served on Lovelace's Board of Directors from 1985 until 1989 (and on other boards and in other capacities for Lovelace at various times from 1980 to 1989, while it was owned by several different entities).

Jeffrey Ovington has been our Executive Vice President since September 1996. From May 1993 to July 1995, he served in various capacities, including Executive Vice President, with Diagnostek, Inc., a leading pharmacy benefit manager with annual revenues over $400 million (which was acquired by Value Health, Inc.). For 14 years prior thereto, he served in various capacities with General Electric Company, Martin Marietta Corp. (now Lockheed-Martin), and ITT. The Company has executed an employment letter agreement with Mr. Ovington, which sets his base salary at $115,000 per year, and provides for severance pay under certain conditions.

     .    Summary Compensation Table

The following table states information concerning the compensation paid for fiscal years ended March 31, 1999, 1998, and 1997, to persons who served as our Chairman of the Board, President, and Chief Executive Officer, and as Executive
Vice President and Treasurer during fiscal year 1999.   We had no other
executive officer serving at the end of fiscal year 1999.

------------------------------------------------------------------------------------------------------------------------------------

                                                     SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         All other
                                                                                                                           Compen-
   Name and Principal                                                                                                    sation ($)/

        Position                                  Annual Compensation                      Long Term Compensation           (1)/

------------------------------------------------------------------------------------------------------------------------------------

                                                                                               Awards             Payout
------------------------------------------------------------------------------------------------------------------------------------

                                                                      Other
                                                                      Annual          Restricted   Securities
                                                                      Compen-           Stock      Underlying
                                                        Bonus         sation           Award(s)     Options/      LTIP
                             Year    Salary ($)          ($)          ($) (1)             ($)       SARs (#)     Payout ($)
------------------------------------------------------------------------------------------------------------------------------------


Nunzio P. DeSantis
   Chairman of the Board,    1999    $237,500(2)
    President, and Chief     1998     281,250                --               --            --     2,000,000         --           --

    Executive Officer        1997     172,000          $250,000               --            --            --         --           --

------------------------------------------------------------------------------------------------------------------------------------


Jeffrey Ovington             1999     156,478(3)        100,000(3)
   Executive Vice President  1998     110,036                --               --            --            --         --     $100,000

    and Treasurer            1997      84,790                --               --            --            --         --           --

------------------------------------------------------------------------------------------------------------------------------------


(1) The aggregate amount of perquisites and other personal benefits paid to the named persons did not exceed the lesser of 10 percent of each officer's total annual salary and bonus for the fiscal years and $50,000.

(2) Of the $237,500 salary listed for Mr. DeSantis, only $18,269 has actually been paid to him to date; $219,231 has been accrued as a contingent liability.

(3) Of the 1999 compensation listed for Mr. Ovington, only $95,661 has actually been paid to date; the remainder has been accrued as a contingent liability.

     .    Option Granted in the Last Fiscal Year - 1998

The following table states information concerning stock option grants during fiscal 1998 to the persons named in the Summary Compensation Table above. Also in accordance with the SEC rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5 and 10 percent from the grant date to the expiration date.
The assumed rates of growth are prescribed by the SEC and are for illustration only; they do not predict future stock prices, which will depend upon market conditions and our future performance.

----------------------------------------------------------------------------------------------------------------------
                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                                                                              Annual Rates of Stock
                                                                                                Price Appreciation for
                                                                                                   Option Term
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                        Number of       Percent of
                       Securities         Total
                       Underlying       Options/to
                       Options/SARs     Employees in      Exercise or Base      Expiration
Name                   Granted (#)      Fiscal Year       Price ($/Sh) (1)         Date         5% ($)         10% ($)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Nunzio P. DeSantis        2,000,000               99%                $4.00    March 4, 2000         $0              $0
----------------------------------------------------------------------------------------------------------------------

     (1) In connection with our Plan of Reorganization which became effective on March 5, 1999, options to purchase shares of old Common Stock were canceled, and Mr. DeSantis has the right to exercise his option to purchase new Common Stock at an exercise price of $4.00 per share.

     .    Fiscal Year-End Option Values - 1998

The following table provides information concerning fiscal year-end values of unexercised options held by persons named in the Summary Compensation Table above. Those persons exercised no options during fiscal year 1998.

---------------------------------------------------------------------------------------------------------
                                                      Number of Securities         Value of Unexercised
                                                     Underlying Unexercised     In-the-Money Options/SARs
                                                   Options/SARs at FY-End (#)         at FY-End ($)
---------------------------------------------------------------------------------------------------------
                         Shares
                      Acquired on       Value
        Name          Exercise (#)   Realized($)    Exercisable/Unexercisable   Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------
Nunzio P. DeSantis         --             --                2,000,000/0                       $0/0
---------------------------------------------------------------------------------------------------------

     .    Compensation of Directors

Directors who are not our employees received immediately exercisable options to purchase 125,000 shares of our old Common Stock for market price on the date of issue upon becoming a director. In connection with the Plan of Reorganization, options to purchase shares of old Common Stock were canceled, and directors have the right to exercise their options to purchase new Common Stock at an exercise price of $4.00 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On March 5, 1999, our plan of reorganization became effective, and all of our outstanding Common Stock, Preferred Stock, Class A and B Warrants, and Options ceased to exist. It is impossible to predict the post-confirmation stock ownership by officers, directors, affiliates, 5 percent or more shareholders, and other "insiders." We believe that Nunzio P. DeSantis will exercise his right as a shareholder under the capital call provisions of the Plan of Reorganization to purchase some or all of the shares available, but we have no information regarding the other persons' intentions.

Since the total number of shares outstanding post-confirmation could vary from about two million to nine million, predicting the percentage share of a particular holding or purchase is speculative. Variables affecting the number of shares post-confirmation include the degree of participation and capital contribution by holders of old Common and Preferred stock and warrants and options.

In accordance with the plan of reorganization, the former debenture holders will be issued, in aggregate, approximately 1.4 million shares of new Common Stock. There are approximately two dozen former debenture holders. The largest such holder may have approximately 39 percent of these shares issued to debenture holders, and the second largest holder may have approximately 11 percent of the
1.4 million shares. Until the total number of new shares of Common Stock issued as a result of this offering becomes clear, it cannot be said if either of these holders will hold 5 percent or more of the total shares. If the sale of the new Common Stock brings in less than $1.2 million in new capital, then the former debenture holders, in the aggregate, will own a majority of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman of the Board, President, and Chief Executive Officer (Mr. DeSantis) has been the second largest holder of our stock (having directly owned approximately 534,000 shares of old Common Stock, or about 9 percent) and also owns a controlling interest in NPD, with which we engaged in significant transactions during the year. At December 31, 1998, we owed NPD $0.5 million related to the ITB option debt obligation, and were owed $3.4 million by NPD for a related loan made during the fiscal year ended March 31, 1998, including its accrued interest. Both obligations accrued interest at 10 percent and were to be payable in full, including accrued and unpaid interest, on July 9, 1999. However, these debt obligations are now canceled. For additional information, see footnotes 4, 5, and 6 to our financial statements and "BUSINESS -Option to Purchase ITB Shares."

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10-percent shareholders must give us copies of all Section 16(a) forms they file.

Based solely on reviewing the copies of these forms furnished to us, or written representation that no Form 5s were required, we believe that from April 1, 1997, through March 31, 1998, all Section

16(a) filing requirements applicable to our officers, directors, and greater than 10-percent beneficial owners were complied with.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against costs and expenses, including attorneys' fees actually and reasonably incurred for any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which the person is a party because he is our director or officer if it is determined that he acted in accordance with the applicable standard of conduct in the statutory provisions.
Article V of our Bylaws covers indemnification of directors and officers.

We may also purchase and maintain insurance for any director or officer to cover claims for which we could not indemnify him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the SEC believes that such indemnification is against public policy according to the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 40,000,000 shares of Common Stock, $0.002 par value per share, and 5,000,000 shares of Preferred Stock, $0.002 par value per share. As of March 5, 1999, the effective date of our Plan of Reorganization (and resultant financial restructuring), all outstanding old Common and Preferred Stock was canceled.

After the issuance of shares of new Common Stock as contemplated in this Prospectus, by approximately March 4, 2000, we estimate we will have up to nine million shares of new Common Stock outstanding and no shares of Preferred Stock outstanding.

     .    Common Stock

Each share of Common Stock entitles its holder to one vote on all matters on which holders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities we have issued, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or to any sinking fund provisions. All outstanding shares of Common Stock are, and all shares of Common Stock offered hereby will be, when issued and paid for, fully paid and nonassessable.

Subject to rights of holders of Preferred Stock, if any, the holders of shares of Common Stock are entitled to dividends when declared by the Board of Directors from funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to stockholders. We do not anticipate declaring or paying any dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

     .    Preferred Stock

Our Certificate of Incorporation provides for the issuance of five million shares of Preferred Stock. The Preferred Stock may be issued in one or more classes or series, and the Board of Directors is authorized to fix for each class or series the voting powers, full or limited, or no voting powers, and any distinctive designations, preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations, or restrictions. These determinations must comply with the Delaware General Corporation Law, including, without limitation, the authority to make any class or series:

 .    subject to redemption at certain times and at certain prices;

 .    entitled to receive dividends (either cumulative or non-cumulative) and the terms of the dividends;

 .    entitled to certain rights upon our dissolution or distribution of our assets;

 .    convertible into, or exchangeable for, shares of any other class or classes of our stock, or of any other series of the same or any other class or classes of our stock, and the prices, rates of exchange, and adjustments.

Because the Board of Directors can establish the preferences and rights for the Preferred Stock, it may afford the holders of any Preferred Stock preferences, powers, and rights (including voting rights) senior to the rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding. Although we have no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase those shares, may delay, defer, or prevent a change in control of the Company.

     .    Transfer Agent

The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust.

     .    Dividend Policy

We have paid no dividends and do not expect to pay dividends on our Common Stock in the foreseeable future, because we intend to retain earnings to finance the growth of our operations.

LEGAL MATTERS

The law firm of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., Albuquerque, New Mexico, will pass upon the validity of the issuance of the Common Stock offered hereby.

EXPERTS

Our audited financial statements as of March 31, 1997, and 1998, and for the fiscal years then ended are included herein and in the registration statement in reliance upon the reports of Meyners + Company, LLC, KPMG Peat Marwick LLP, and Deloitte & Touche, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of those firms as experts in accounting and auditing.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS



Annual Financial Statements:                                             Pages

    Independent Auditors' Report..........................................F-2
        Consolidated Balance Sheets.......................................F-8
        Consolidated Statements of Operations.............................F-9
        Consolidated Statements of Stockholders' Deficit.................F-11
        Consolidated Statements of Cash Flow.............................F-12
        Notes to Consolidated Financial Statements.......................F-14
        Schedule II - Valuation and Qualifying Accounts...................S-1

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
     Stockholders of AutoLend Group, Inc.

We have audited the accompanying consolidated balance sheets of AutoLend Group, Inc., a debtor-in-possession (the "Company"), as of March 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index for the year ended March 31, 1998. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of March 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related 1998 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

To the Board of Directors and
     Stockholders of AutoLend Group, Inc.


The accompanying 1998 consolidated financial statements and related financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company filed a voluntary petition for bankruptcy for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Mexico on September 22, 1997. In addition, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The 1998 consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/Meyners + Company, LLC
Meyners + Company, LLC
Albuquerque, New Mexico
June 19, 1998, except for
Note 18 which is as of
July 10, 1998

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
     Stockholders of AutoLend Group, Inc.

We have audited the consolidated balance sheet of AutoLend Group, Inc. and subsidiaries as of March 31, 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of March 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related 1997 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

To the Board of Directors and
     Stockholders of AutoLend Group, Inc.


The accompanying 1997 consolidated financial statements and related financial statements schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters and need to restructure its obligations are also described in Note 4. The 1997 consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Albuquerque, New Mexico
May 16, 1997, except for
Note 14 which is as of
July 10, 1997

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
     Stockholders of AutoLend Group, Inc.

We have audited the accompanying consolidated balance sheet of AutoLend Group, Inc. (the "Company") as of March 31, 1996, and the related statements of
operations, stockholders' equity, and cash flows for the year then ended.   Our
audit also included the financial statement schedule listed in the Index at Item
8.  These financial statements and the financial statement schedule are the
responsibility of the Company's management.   Our responsibility is to express
an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at March 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

To the Board of Directors and
     Stockholders of AutoLend Group, Inc.


As discussed in Note 1 to the financial statements, although management of the Company has used its best judgement to arrive at its estimate of the allowance for credit losses and believes that the same is reasonable to cover the losses inherent in the installment contracts receivable portfolio; however, such amount could differ materially in the near term.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Miami, Florida
July 15, 1996

                     AUTOLEND GROUP, INC., AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                                                                         December 31
                                                                  March 31                               (unaudited)
                                                      ---------------------------------       ---------------------------------
                                                          1998                 1997
                                                        Restated             Restated              1998                1997
                                                        --------             --------              ----                ----
Assets:
     Cash and cash equivalents                        $    769,736         $ 12,399,932        $  2,292,059        $    745,727
     Prepaid expenses                                      167,381               66,814                  --                  --
     Accounts receivable--matured insurance policies            --               48,000                  --              48,000

     Installment contracts receivable                 $    461,592         $  2,909,069        $    164,248        $    726,941
     Collateral owned-gross                                 22,286              206,529                  --              22,286
     Allowance for credit losses                          (187,669)          (1,068,545)           (100,168)           (286,967)
                                                      ------------         ------------        ------------        ------------
          Installment contracts receivable-net        $    296,209         $  2,047,053        $     64,080        $    462,260
     ITB Option (Note 12)                                  425,000                   --             425,000             625,000
     Escrow deposit                                      2,000,000                   --           2,000,000           2,000,000
     Interest on escrow deposit                             62,060                   --             140,069                  --
     Note receivable - NPD, Inc.                         3,035,292                   --           3,035,292           3,035,292
     Interest receivable on note
      receivable - NPD, Inc.                               219,215                   --             446,863             142,861
     Purchased insurance policies (Note 11)                329,193              513,390             133,740             453,265

     Securities in IAP (Note 12)                           250,000              800,000                  --             800,000
     Fixed assets (Note 13)                                 39,611               67,795              19,811              48,876
     Consulting Agreement                                       --              140,000                  --              34,997
     Debt issuance costs, less
          accumulated amortization of
          $3,575,944 at March 31, 1998,
          December 31, 1998 and 1997, and
          $3,519,501 at March 31, 1997                         --              113,904                  --                  --

     Other                                                  46,011               79,112              46,311             339,403
                                                      ------------         ------------        ------------        ------------
          Total assets                                $  7,639,708         $ 16,276,000        $  8,603,225        $  8,735,681
                                                      ============         ============        ============        ============
Liabilities:
     Liabilities subject to
      compromise
          Accounts payable                            $     55,276         $         --        $     97,079        $         --
          Accrued liabilities                              162,876                   --             162,876                  --
          Accrued interest expenses on debentures        1,372,819                   --           1,372,819                  --
          Convertible subordinated debentures at
           face value                                    7,225,000                   --           7,225,000                  --
          Allowance for estimated legal fees and
           settlement costs                              1,434,944                   --           1,525,000                  --
                                                      ------------         ------------        ------------        ------------
     Total liabilities subject to compromise            10,250,915                   --          10,219,898                  --
                                                      ------------         ------------        ------------        ------------
     Liabilities not subject to compromise:
          Accounts payable                                  95,135              945,610              59,715              92,776
          Accrued liabilities                               79,674            1,432,809             608,827           1,281,996
          Accrued interest expense on debentures           364,160            3,206,120             878,941           1,565,385
          Note payable - NPD, Inc.                         425,000                   --             425,000             425,000
          Accrued interest - NPD, Inc.                      25,667                   --              57,542              76,667
          Accrued acquisition costs                             --              656,542                  --             656,542
          Convertible subordinated debentures
           at face value                                        --           22,050,000                  --           7,225,000
                                                      ------------         ------------        ------------        ------------
     Total liabilities not subject to compromise           989,636           28,291,081           2,030,025          11,323,366
                                                      ------------         ------------        ------------        ------------
     Total liabilities                                $ 11,240,551         $ 28,291,081        $ 12,249,923        $ 11,323,366
                                                      ------------         ------------        ------------        ------------
Stockholders' Deficit
     Preferred stock, $.002 par value. Authorized
          5,000,000 shares; 57,800 issued and
          outstanding at March 31, 1998,
          December 31, 1998 and 1997                           116                   --                 116                 116
     Common stock, $.002 par value. Authorized
          40,000,000 shares; issued 6,079,530 shares
          at March 31, 1998, December 31, 1998 and
          1997, and 4,634,530 at March 31, 1997             12,158                9,269              12,158              12,158

     Additional paid-in capital                         20,459,946            5,946,904          20,459,946          20,459,946
     Unrealized holding loss                              (590,000)                  --            (200,000)                 --
     Accumulated deficit                               (23,483,063)         (17,971,254)        (23,918,918)        (23,059,900)
                                                      ------------         ------------        ------------        ------------
          Total stockholders' deficit                 $ (3,600,843)        $(12,015,081)       $ (3,646,698)       $ (2,587,680)
                                                      ------------         ------------        ------------        ------------
     Total liabilities and stockholders' deficit      $  7,639,708         $ 16,276,000        $  8,603,225        $  8,735,681
                                                      ============         ============        ============        ============

         See accompanying notes to consolidated financial statements.

                    AUTOLEND GROUP, INC., AND SUBSIDIARIES
                     Consolidated Statements of Operations

                                                                                                         Nine Months Ended
                                                      Fiscal Year Ended                                      December 31
                                                          March 31                                           (unaudited)
                                       --------------------------------------------------------------------------------------------
                                          1998              1997                  1996                 1998              1997
                                       -----------       ------------          ------------         -----------      --------------
Revenues:
  Finance charges on installment
       contracts                         $   587,616       $  1,670,663          $  7,808,369         $    94,921      $    536,722
  Revenues from matured insurance
       policies                               69,109            505,292             1,326,706             988,228            69,109
                                         -----------       ------------          ------------         -----------      ------------
       Gross revenues                        656,725          2,175,955             9,135,075           1,083,149           605,831
  Cost of matured insurance policies         (60,125)          (101,285)             (784,848)           (692,400)          (60,125)
                                         -----------       ------------          ------------         -----------      ------------
       Total net revenues                $   596,600       $  2,074,670          $  8,350,227         $   390,749      $    545,706
General and administrative expenses       (2,106,636)        (5,851,888)           (9,914,990)         (1,040,380)       (1,944,258)
Provision for credit gain (losses)            41,000         (3,625,078)           (8,839,461)            306,000           (30,000)
                                         -----------       ------------          ------------         -----------      ------------
  Operating loss                         $(1,469,036)      $ (7,402,296)         $(10,404,224)        $  (343,631)     $ (1,428,552)
                                         -----------       ------------          ------------         -----------      ------------
Other income/(expenses):
  Interest income:
       Interest income on cash and
        cash equivalents                     207,116            333,251               603,356              74,034           140,650
       NPD, Inc., note receivable            219,215                 --                    --             227,648           142,861
  Realized gain/(loss) on sale
       of securities, net                         --            (49,853)                1,137                  --                --
  Interest expense:
       Debentures                           (881,918)        (2,148,914)           (3,289,876)           (514,781)         (710,325)
       NPD, Inc., note payable               (25,667)                --                    --             (31,875)          (76,667)
       Other                                 (27,082)                --                    --                  --           (27,086)
  Write-down of purchased insurance
       policies                             (131,772)          (925,300)                   --                  --                --
  Insurance policy writedown recapture            --                 --                    --             495,683                --
  Lease termination expense                       --           (516,000)                   --                  --                --
  Gain on lease termination                  266,378                 --                    --                  --                --
  Write-down of AutoLend IAP. Inc.,
       securities                           (160,000)          (200,000)                   --                  --                --
  Write-off fixed assets                      (3,720)          (667,238)                   --              (4,570)               --
  Gain on sale of viatical trademarks             --                 --               300,000                  --                --
  Loss on sale of viatical portfolio              --                 --              (392,063)                 --                --
  Other income/(expense)                    (204,128)          (212,118)               65,337             (22,488)               --
  Debenture conversion charge             (6,261,052)                --                    --                  --        (6,261,052)
                                         -----------       ------------          ------------         -----------      ------------
       Total net other expense           $(7,002,630)      $ (4,386,172)         $ (2,712,109)        $   223,651      $( 6,791,619)
                                         -----------       ------------          ------------         -----------      ------------
  Loss before reorganization
       costs, benefit from income
       taxes, discontinued operations,
       extraordinary item, and
       cumulative effect of change
       in accounting principle            (8,471,666)       (11,788,468)          (13,116,333)           (435,855)       (8,220,170)
  Reorganization costs incurred
       after Chapter 11 proceedings         (211,667)                --                    --            (315,875)               --
  Loss before benefit from income taxes,
       discontinued operations,
       extraordinary item, and
       cumulative effect of change in
       accounting principle               (8,683,333)       (11,788,468)          (13,116,333)           (435,855)       (8,220,170)
  Benefit from income taxes                       --             86,082             4,935,676                  --           (40,000)
                                         -----------       ------------          ------------         -----------      ------------
  Loss before discontinued operations,
       extraordinary item, and
       cumulative effect of change in
       accounting principle               (8,683,333)       (11,702,386)           (8,180,657)            435,855        (8,220,170)
                                         -----------       ------------          ------------         -----------      ------------
Discontinued operations:
  Loss from operations of discontinued
       subsidiary, net of income tax
       benefit of $78,805 and $8,716 in
       1997 and 1996, respectively                --           (152,973)              (47,595)                 --                --


  Gain on sale of subsidiary
       net of income tax expense of
       $164,887                                   --            320,074                    --                  --                --

  Loss before extraordinary items
       and cumulative effect of
       change in accounting principle     (8,683,333)       (11,535,285)           (8,228,252)           (435,855)       (8,260,170)

Extraordinary items:
  Gain on early extinguishment of
       debt, net of amortization of
       deferred costs of $57,000 and
       $947,877 in 1998 and 1996 and
       income tax expense of $4,847,156
       in 1996                             3,171,524                 --             7,306,970                  --         3,171,524

  Loss before cumulative
       effect of change in accounting
       principle                          (5,511,809)       (11,535,285)             (921,282)           (435,855)       (8,260,170)
  Cumulative effect of
       change in accounting
       principle net of income
       tax expense of $117,239                    --                 --               176,735                  --                --
                                         -----------       ------------          ------------         -----------      ------------
  Net loss                               $(5,511,809)      $(11,535,285)         $   (744,547)        $  (435,855)     $ (5,088,646)
                                         ===========       ============          ============         ===========      ============

Loss per share before discontinued
       operations, extraordinary item,
       and cumulative effect of change
       in accounting principle           $     (1.44)       $     (2.53)         $      (1.17)        $     (0.07)     $      (1.37)
Discontinued operations                           --               0.04                 (0.01)                 --                --
                                         -----------       ------------          ------------         -----------      ------------
Loss per share before extraordinary
       items and cumulative effect of
       change in accounting principle          (1.44)             (2.49)                (1.78)              (0.07)            (1.37)

         See accompanying notes to consolidated financial statements.

                    AUTOLEND GROUP, INC., AND SUBSIDIARIES
                     Consolidated Statements of Operations

                                                                                                         Nine Months Ended
                                                      Fiscal Year Ended                                      December 31
                                                          March 31                                           (unaudited)
                                       -------------------------------------------------------   --------------------------------
                                          1998              1997                  1996                 1998              1997
                                          ----              ----                  ----                 ----              ----
Extraordinary items:
  Gain on early extinguishment
  of debt                                     0.53                 --                  1.58                  --             0.53
                                       -----------       ------------          ------------         -----------      -----------
Loss per share before
  cumulative effect of change
  in accounting principle                    (0.91)             (2.49)                (0.20)              (0.07)           (0.84)
Cumulative effect of change
  in accounting principle                       --                 --                  0.04                  --               --
                                       -----------       ------------          ------------         -----------      -----------
Net loss                               $     (0.91)      $      (2.49)         $      (0.16)        $     (0.07)     $     (0.84)
                                       ===========       ============          ============         ===========      ===========

Weighted average number of common
  and common equivalent shares
  outstanding                            6,039,391          4,634,530             4,634,530           6,079,530        6,026,011

         See accompanying notes to consolidated financial statements.

                    AUTOLEND GROUP, INC., AND SUBSIDIARIES
               Consolidated Statements of Stockholders' Deficit


                               Preferred Stock       Common Stock
                             ------------------   ------------------                                   Unrealized Gains
                                                                        Additional                       (losses) on
                              # of       $         # of        $          Paid-in      Accumulated        Securities
                             Shares    Amount     Shares     Amount       Capital         Deficit          for Sale         Total
                             ------    ------     ------     ------       -------         -------          --------         -----
  Balance at March 31, 1995      --        $ --  4,634,530   $ 9,269   $ 5,946,904     $ (5,528,546)     $     670    $     428,297

Prior period adjustment -
  error in understatement of
  intangible property tax        --          --         --        --            --         (162,876)            --         (162,876)
                             ------        ----  ---------   -------    ----------     ------------      ---------    -------------

Balance at March 31, 1995,
  as restated                    --          --  4,634,530     9,269     5,946,904       (5,691,422)           670          265,421

Net Loss                         --          --         --        --            --         (744,547)          (670)        (745,217)
                             ------        ----  ---------   -------    ----------     ------------      ---------    -------------
  Balance at March 31, 1996      --          --  4,634,530     9,269     5,946,904       (6,435,969)            --         (479,796)

Net Loss                         --          --         --        --            --      (11,535,285)            --      (11,535,285)
                             ------        ----  ---------   -------    ----------     ------------      ---------    -------------
  Balance at March 31, 1997      --          --  4,634,530     9,269     5,946,904      (17,971,254)            --      (12,015,081)

Common and Preferred shares
  issued in the exchange
  offer                      57,800         116  1,445,000     2,889    14,513,042               --             --       14,516,047

Unrealized holding loss          --          --         --        --            --               --       (590,000)        (590,000)

Net Loss                         --          --         --        --            --       (5,511,809)            --       (5,511,809)
                             ------        ----  ---------   -------    ----------     ------------      ---------    -------------
  Balance at March 31, 1998  57,800        $116  6,079,530   $12,158   $20,459,946     $(23,483,063)     $(590,000)      (3,600,843)
                             ------        ----  ---------   -------    ----------     ------------      ---------    -------------

Net loss, nine months ended
  December 31, 1998
  (unaudited)                    --          --         --        --            --         (435,855)       390,000          (45,855)
                             ------        ----  ---------   -------    ----------     ------------      ---------    -------------

Balance at December 31,
  1998                      57,800         $116  6,079,530   $12,158   $20,459,946     $(23,918,918)     $(200,000)   $  (3,646,698)
                            ======         ====  =========   =======   ===========     ============      =========    =============


         See accompanying notes to consolidated financial statements.

                     AUTOLEND GROUP, INC., AND SUBSIDIARIES
                      Consolidated Statements of Cash Flow

                                                                                                   Nine Months Ended
                                                                                                      December 31
                                                           Fiscal Years Ended March 31                (unaudited)
                                                ---------------------------------------------------------------------------
                                                   1998             1997            1996           1998           1997
                                                -------------   -------------   -------------   -----------   -------------
Cash flow from operating activities:
        Net loss                                $ (5,511,809)    $(11,535,285)  $   (744,547)   $ (435,855)   $ (5,088,646)
        Adjustments to reconcile net loss
          to net cash flow from operating
          activities:
                Amortization of intangible
                  assets and debt issuance
                  costs                               56,443          242,777      2,390,073            --          56,443
                Depreciation expense                  24,464          104,156        259,533        15,230          18,918
                Gain on early extinguishment
                  of debt, net of amortization    (3,171,524)              --    (12,154,123)           --      (3,171,524)
                Charge for debenture conversion,
                  net of amortization              6,261,052               --             --            --       6,261,051
                Gain on lease termination           (266,378)              --             --            --              --
                Provision for credit losses,
                  net of recoveries                  (41,000)       3,625,078      8,839,461      (306,000)         30,000
                Write-off of fixed assets              3,720          667,238         36,007         4,570              --
                Write-down of purchased
                  insurance policies                 131,772          925,300             --
                Recapture of insurance
                  policy write-down                       --               --             --       (495,683)            --
                Write-down of AutoLend IAP,
                  Inc., securities                   160,000           200,000            --             --             --
                Realized loss on sale of
                  IAP Securities                          --           200,000            --         25,440             --
                Realized gains (losses)
                  on securities available
                  for sale                                --            49,853        (1,137)            --             --
                Gain on sale of subsidiary, IAP           --          (986,961)           --             --             --
                Gain on sale of assets                    --                --      (300,000)            --             --
                Provision for estimated legal fees
                  and settlement costs               200,000                --            --             --             --
                Change in net assets of
                  discontinued operations                 --        (1,008,078)   (4,858,380)            --             --
        Changes in assets and liabilities:
                Prepaid expenses                    (100,567)               --            --         167,381            --
                Accounts receivable -
                  matured insurance polices               --         1,357,947     3,578,618              --        60,129
                Installment contracts receivable   1,839,844         5,878,710    (6,683,571)        538,129     1,554,785
                Interest on escrow deposit           (62,060)               --            --         (78,009)           --
                Interest receivable on note
                  receivable - NPD, Inc.            (219,215)               --            --        (227,648)     (142,861)
                Purchased insurance policies          52,425             6,494    17,803,351         691,136            --
                Consulting agreement                 140,000                --            --              --            --
                Other assets                          33,101           107,469     1,301,177            (300)      (88,474)
                Accrued interest receivable               --                --        79,499              --            --
                Accounts payable and incurred
                  liabilities                     (1,719,080)        1,231,445       609,182         462,716    (1,003,647)
                Accrued interest expense             907,585         2,094,751    (1,430,673)        546,656       786,992
                Other liabilities                    578,402                --            --              --            --
                                                ------------      ------------   ------------      ----------  -----------
        Cash provided (used) by operating
          activities                            $  (702,825)      $  2,960,894   $  8,724,470      $  907,763 $   (726,834)
                                                -----------       ------------   ------------      ---------- -------------

Cash flow from investing activities:
        IAP Securities                         $         --       $         --   $         --      $  614,560  $         --
        Funding of escrow                        (2,000,000)                --             --              --    (2,000,000)
        Loan to NPD                              (3,035,292)                --             --              --    (3,035,292)
        Purchase ITB stock option                  (200,000)                --             --              --      (200,000)
        Purchase of securities available
          for sale                                       --                 --    (14,414,871)             --            --
        Proceeds from sale of securities
          available for sale                             --            125,000     23,922,979              --            --
        Proceeds from disposition of IAP                 --          5,963,388             --              --            --
        Proceeds from sale of fixed assets               --            185,995             --              --            --
        Purchase of fixed assets                         --             (4,075)      (492,799)             --            --
                                               ------------       ------------   ------------      ----------  ------------
                Cash provided (used) by
                  by investing activities      $ (5,235,292)      $  6,270,308   $  9,015,309      $  614,560  $ (5,235,292)
                                               ------------       ------------   ------------      ----------  ------------

Cash flow from financing activities:
        Early extinguishment of debt             (5,692,079)                --    (15,848,000)             --    (5,692,079)
                                                ------------      ------------    ------------     -----------  -----------
                Cash provided (used) in
                  financing activities         $ (5,692,079)      $         --    $ 15,848,000)             --  $ (5,692,079)
                                               ------------       ------------    ------------     -----------  ------------

Net increase(decrease) in cash and cash
  equivalents                                  $(11,630,196)      $  9,231,202    $  1,891,779      $1,522,323  $(11,654,205)
Cash and cash equivalents at beginning
  of period                                      12,399,932          3,168,730       1,276,951         769,736    12,399,932
                                               ------------       ------------    ------------     -----------  ------------
Cash and cash equivalents at end of period     $    769,736       $ 12,399,932    $  3,168,730      $2,292,059  $    745,727
                                               ============       ============    ============      ==========  ============

See accompanying notes to consolidated financial statements.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

During 1998, the Company paid approximately $173,000 in professional fees in connection with the Chapter 11 proceeding. Additionally during 1997, the Company paid $27,082 in interest.


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During 1998, the Company purchased an option to acquire stock in exchange for $200,000 cash and a note payable with present obligation of $425,000 (see Note
7). Additionally, the Company converted debentures with a face value of $7,225,000 and outstanding accrued interest of $1,065,575 for 57,800 shares of preferred stock and 1,445,000 shares of common stock, with aggregate par values of $116 and $2,889, respectively. This resulted in a non-cash conversion charge of $6,261,052 .

                    AUTOLEND GROUP, INC., AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                         March 1, 1998, 1997, and 1996
       (Information as of December 31, 1998 and 1997, as well as for the nine months then ended is unaudited)

(1)  Summary of Significant Accounting Policies

(a)  Basis of Presentation; Going Concern

The accompanying consolidated financial statements of AutoLend Group, Inc., and its wholly owned subsidiaries (the "Company") have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

As a result of the Company's inability to make repayment on, and resultant default against, its outstanding 9.5 percent Convertible Subordinated Debentures (the "Debentures"), as described more fully in Note 2, the Company filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Mexico (the "Bankruptcy Court"). The Company is presently operating its business under the jurisdiction and supervision of the Bankruptcy Court. Under Chapter 11, certain claims against the Company in existence before the filing of the petition for relief under the federal bankruptcy laws have been resolved. (See Note 18)

The Company maintains a portfolio of sub-prime consumer used-car loans ("Installment Contract Receivables") through its subsidiary, AutoLend Corporation. LB NM, Inc., and American Life Resources Group, Inc., maintain a portfolio of life insurance policies purchased from persons with life-threatening illnesses, a business generically referred to as viatical settlements (the "Policies"). The Company ceased purchasing Installment Contract Receivables in December 1995 and Policies in September 1994 and does not at this time intend to recommence those activities.

AutoLend IAP, Inc., provided short-term financing to selected used-car dealers for purchases of used automobiles at certain regional auctions in the United States. On September 18, 1996, the Company entered into a stock purchase agreement to sell AutoLend IAP, Inc., and it was sold.

Because the Company's liabilities exceeded its assets from March 1996 through March 1999, and the Company has been in a Chapter 11 Voluntary Bankruptcy Proceeding since September 1997, there is substantial doubt about the Company's ability to continue as a going concern. The Company's viability as a going concern depends upon the attainment of profitability. The Company has filed a Plan of Reorganization and Disclosure Statement (collectively, the "Plan"), which contain the Company's proposal for resolving the bankruptcy. The Company's Plan of Reorganization has been confirmed by the Bankruptcy Court and became effective on March 5, 1999. As a result, the Company's liabilities no longer exceed its assets.

The Company's financial statements as of March 31, 1998, have been presented in conformity with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," issued November 19, 1990 ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date (September 22, 1997) and identification of all transactions and events that are directly associated with the reorganization of the Company.

Prior year's comparative balances have not been reclassified to conform to current year balances stated under SOP 90-7.

The Company's consolidated financial statements include the accounts of AutoLend Group, Inc., and its wholly owned subsidiaries, AutoLend Corporation, AutoLend IAP, Inc. (through September 18, 1996), LB NM, Inc., and American Life Resources Group, Inc. No petition under the United States Bankruptcy Code has been filed for the subsidiaries. Below is the condensed (unconsolidated) financial statements of AutoLend Group, Inc., the only entity that had filed for Chapter 11 protection as of March 31, 1998.

                             AutoLend Group, Inc.
                   Condensed (Unconsolidated) Balance Sheet
                                March 31, 1998

Assets:
  Cash and cash equivalents (excludes subsidiaries)      $     80,356
  Prepaid expenses                                            167,381
  Fixed assets net                                             39,611
  Receivable from subsidiaries                             12,793,262
  Investment in subsidiaries                              (11,535,549)
  IAP securities                                              250,000
  Escrow deposit excluding interest                         2,000,000
  Note receivable NPD, Inc.                                 3,035,292
  Interest receivable on note receivable NPD, Inc.            219,215
  ITB stock option, net                                       425,000
  Other assets                                                108,070

       Total Assets                                      $  7,582,638
                                                         ============
Liabilities:
  Liabilities subject to compromise                      $ 10,088,039
  Liabilities not subject to compromise                       932,566
                                                         ------------

       Total Liabilities                                 $ 11,020,605

Stockholders' Deficit                                      (3,437,967)
                                                         ------------

Total Liabilities and Stockholders' Deficit              $  7,582,638
                                                         ============



       See pages F-8 through F-13 for consolidated financial statements.

                              AutoLend Group, Inc.
               Condensed (Unconsolidated) Statement of Operations
                       For the year ended March 31, 1998

Total net revenues (excludes subsidiaries)                                $
                                                                            --
General and administrative expenses                                         (1,547,877)
                                                                           -----------
Operating earnings (loss)                                                   (1,547,877)
                                                                           -----------

Other income (expense):
  Interest income on cash and cash equivalents                                 190,673
  Accrued interest income on NPD, Inc., note                                   219,215
  Other income/(expense)                                                       102,658
  Accrued interest expense                                                    (907,585)
  Debenture conversion charge                                               (6,261,052)
  Equity in loss of subsidiaries                                              (267,690)
                                                                           -----------
  Total net other expense                                                   (6,923,781)
                                                                           -----------

Loss before reorganization costs, income taxes, and extraordinary item      (8,471,658)
  Reorganization costs incurred after Chapter 11 proceedings                  (211,667)
                                                                           -----------

Loss before income taxes and extraordinary item                             (8,683,325)
  Benefit from income taxes                                                         --
                                                                           -----------

Loss before discontinued operations, extraordinary item                     (8,683,325)

Gain on early extinguishment of debt, net of amortization of deferred
   costs of $57,000                                                          3,171,524
                                                                           -----------

Net loss                                                                   $(5,511,801)
                                                                           ===========

See pages F-8 through F-13 for consolidated financial statements.

                              AutoLend Group, Inc.
               Condensed (Unconsolidated) Statement of Cash Flow
                       For the year ended March 31, 1998

Cash Flow from operating activities:
  Net loss                                                                  $ (5,511,801)
  Adjustments to reconcile loss to net cash flow from operating activities
     Amortization of intangible assets and deb issuance costs                     56,443
     Depreciation expense                                                         24,364
     Gain on early extinguishment of debt, net of amortization                (3,171,524)
     Debenture conversion charge, net of amortization                          6,261,052
     Gain on lease termination                                                  (266,378)
     Equity in net income of subsidiaries                                        267,690
     Write-off of fixed assets                                                     3,720
     Write-down of AutoLend IAP, Inc., securities                                160,000
  Changes in assets and liabilities:
     Prepaid expenses                                                           (100,567)
     Interest on escrow deposit                                                  (62,060)
     Accrued interest receivable - NPD, Inc.                                    (219,215)
     Consulting agreement                                                        140,000
     Receivable from subsidiaries                                              2,411,087
     Other assets                                                                 12,741
     Accounts payable and accrued liabilities                                   (954,039)
     Accrued interest expense                                                    907,585
                                                                            ------------

     Cash (used) by operating activities                                         (40,902)
                                                                            ------------

Cash flow from investing activities:
  Funding of escrow                                                           (2,000,000)
  Loan to NPD                                                                 (3,035,292)
  Purchase ITB stock option                                                     (200,000)
                                                                            ------------

     Cash used by investing activities                                        (5,235,292)
                                                                            ------------

Cash flow from financing activities:
  Early extinguishment of debt                                                (5,692,079)
                                                                            ------------

     Cash used in financing activities                                        (5,692,079)
                                                                            ------------

Net (decrease) in cash and cash equivalents                                  (10,968,273)
Cash and cash equivalents at beginning of period                              11,048,629
                                                                            ------------
Cash and cash equivalents at end of period (excludes subsidiaries)          $     80,356
                                                                            ============

See pages F-8 through F-13 for consolidated financial statements.

Because of the nature of the Company's business, the accompanying consolidated balance sheets have been presented as nonclassified. Significant intercompany accounts and transactions are eliminated.

(b)   Interim Financial Information

The financial information as of December 31, 1998, and 1997, and for the nine months then ended is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

(c)   Cash and Cash Equivalents

Cash and cash equivalents include debt securities, which mature in 90 days or less from the date of acquisition.

(d)   Securities

Securities investments (including options) that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Securities investments that are bought and held principally to sell in the near term are classified as trading securities. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value and are included in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings as a separate component of equity. The Company determines the cost of its investments in securities based on specific identification.

(e)  Recent Accounting Pronouncements and Developments

In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 provides a different method of calculating earnings per share than is currently used in APB Opinion 15. SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to existing fully diluted earnings per share. The Company adopted the provisions for computing earnings per share set forth in SFAS 128 in fiscal year 1998. The adoption of SFAS 128 does not have a material effect on the Company's previously reported earnings per share information.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. It established standards for reporting comprehensive income and its components in annual financial statements. Reclassification of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS No. 130.

Statement of Financial Accounting Standards No. 131, Disclosure about Segments of a Business Enterprise ("SFAS 131"), establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Both SFAS 130 and SFAS 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129") effective for periods ending after December 15, 1997, establishes standards for disclosing information about an entity's capital structure. SFAS 129 requires disclosure of the pertinent rights and privileges of various securities outstanding (stock options, warrants, preferred stock, debt and participation rights) including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. Adoption of SFAS 129 will have no effect on the Company as it currently discloses the information specified.

(f)   Revenue Recognition

Installment Contract Receivables: Revenues from finance charges on Installment Contract Receivables (used car loans) are recognized when earned and are based on the difference between gross cash flow from an Installment Contract Receivables and the total amount paid by the Company to acquire the Contracts. Loan discounts are recorded as unearned income at the time of initial investment in a loan contract and are amortized over the life of the loan to revenue. Loan costs are amortized against revenue as an adjustment of yield.

The accrual of interest revenue on receivable balances (recognition of revenue) is suspended when a loan is delinquent for 30 days or more. The accrual is resumed when the loan becomes contractually current, and past-due interest revenue is recognized then. The Company initially performed, in house, all functions associated with origination, servicing, and collection of the contracts; however, since January 1996, the Company has used an outside contractor to service the Installment Contract Receivables.

Allowance for Credit Losses - Installment Contract Receivables: An allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the Installment Contract Receivables portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the Installment Contract Receivables portfolio, including the nature of the portfolio and specific impaired loans. Allowances for impaired loans are generally determined based on aging, collateral values, or present value of estimated cash flows.

The allowance for credit losses is established through provisions charged to income and is based on management's evaluation of potential losses after considering such factors as current delinquency data, changes in the Installment Contract Receivables portfolio, and other pertinent factors. Charge-offs are recorded against the allowance when management believes that the collectibility of the principal is unlikely.

There are inherent uncertainties in determining the allowance for credit losses in an Installment Contract Receivables portfolio. As a result, the aggregate losses ultimately incurred by the Company for the Installment Contract Receivables portfolio may differ from the allowance for credit losses in the accompanying financial statements. Management has used its best judgment to arrive at its estimate of the allowance for credit losses, and believes that it is reasonable to cover the losses inherent in the Installment Contract Receivables portfolio at March 31, 1998, and 1997.

Purchased Insurance Policies: Revenue and cost of revenue are recognized upon the maturity of a Policy (death of the insured). Unmatured Policies are carried, at estimated market value, as an investment asset. The cost of a Policy includes the initial purchase price, insurance premiums, and other direct expenditures paid by the Company for the purchase and maintenance of the Policy. Revenues are accounted for as "Gross Revenues" (i.e., before deduction of costs) and as "Net Revenues" (after deduction of costs). Net Revenues are combined with revenues from other business operations in calculating the Company's Total
(net) Revenues.

The ability to recognize matured policy revenue during the period in which a Policy matures depends on the Company's receiving notification of its maturity from a representative of the insured. In some instances, notification may not occur until significantly after the insured's death and after the financial statements have been finalized for the period in which the Policy matured. To the extent Policy maturities cannot be recorded in the period the Policy matures, the revenue and cost related to the maturity are recognized in the statement of operations after the maturity of the Policy.

Allowance for Credit Losses - Purchased Insurance Policies: The allowance is established through provisions charged to income and is based on management's evaluation of potential losses after consideration of present value of the face value of the Policy less the present value of any future obligations relating to the Policy. Charge-offs are recorded against the allowance when management believes that the collectibility of the Policy is unlikely.

Inventory Assistance Program: Revenues from the inventory assistance program ("IAP") financing consisted of non-refundable administrative fees and were recognized at the time of contract. Interest income on IAP dealer receivables was recorded as unearned income and amortized over the loan period, which did not exceed six weeks. IAP revenues were recognized only from March 1995 through September 1996, when the IAP subsidiary was sold (see Note 9).

(g)  Debt Issuance Cost Amortization

Debt issuance costs are amortized over the life of the related debt. At March 31, 1998, debt issuance costs had been fully amortized.

(h)  Income Taxes

The Company calculates income taxes using the asset and liability method prescribed by Financial Accounting Standards Board Statement No. 109 - "Accounting for Income Taxes." Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company, based on the weight of the available evidence, provides an offsetting valuation allowance against deferred tax assets to the extent it determines it is highly possible that any such deferred tax assets will not be usable.

(i)  Fair Value of Financial Instruments

The Company's financial instruments include accounts receivable on matured Policies, Installment Contract Receivables, purchased Policies, an escrow account, securities in IAP, the ITB stock option, the NPD note receivable, accounts payable, accrued liabilities, the note payable on the stock option, and the Debentures. The fair values of these financial instruments have been determined using available market information and interest rates as of March 31, 1998.

At March 31, 1998, the fair value of the Debentures, which were due in September 1997 and not paid, was substantially less than the carrying value of $7.2 million plus accrued interest, based on the uncertainty of the Company's ability to continue as a going concern. The Company's management is unable to determine with any precision or certainty what the fair value was at that time; however, the Company repurchased Debentures at a discount from face value during the year ended March 31, 1998. The fair values of all other financial instruments were not materially different from their carrying value.

(j)  Earnings Per Share

Primary earnings per share amounts are computed based on the weighted average number of shares actually outstanding, which were 6,039,391 for 1998 and 4,634,530 for 1997. The convertible provision of the Convertible Subordinated Debentures is contingent upon the future market price of the Company's stock; based on the market price on June 18, 1998, it is probable that none of the Debentures would convert to shares of Common Stock. Furthermore, the effects of options, which are presently outstanding for 3,660,000 shares of common stock were anti-dilutive; therefore, fully diluted earnings per share amounts are not presented because they do not differ significantly from primary earnings per share.

 (k) Use of Estimates

The preparation of the Company's consolidated financial statements conforms with generally accepted accounting principles, and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l)  Collateral Owned

Collateral owned consists of repossessed automobiles which are recorded at the lower of the loan amount or the fair value of the vehicle on the date of foreclosure as determined by industry information. Any excess of the loan balance over the estimated fair value of the vehicle is charged to the allowance for credit losses. Any losses on the sale of the vehicles are charged to operations.

(m)   Year 2000 Issue

Like any other company, advances and changes in technology can significantly affect the business and operations of the Company. For example, a challenging problem is that many computer systems worldwide cannot properly recognize the year 2000 or years thereafter. No easy comprehensive, technological "quick fix" has yet been developed in the U.S.A., or elsewhere, for this problem. Not only might the problem affect a particular company's computers, but it could also be impacted by problems at other companies, through supplier relationships, etc.

Fortunately, the Company's present small base of operations is not at this point heavily dependent upon computers. However, steps are being taken to test and, if necessary, upgrade computers and software within the Company. The ultimate cost for completing this process is not yet known, but management does not anticipate expenditure of more than $10,000. Testing and any upgrades necessary should be complete by August 1999. Management feels reasonably confident, in general, about the Company's level of exposure. However, given the possible rather drastic scenarios worldwide as discussed in the media, the Company cannot guarantee that it will not be in some way detrimentally impacted.

(2) Voluntary Bankruptcy Reorganization

On September 19, 1997, the entire principal balance of the Company's Debentures became due and payable and the Company's projected cash flow was not adequate to meet the debt requirements. Therefore, on September 22, 1997, the Company filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Mexico. The Company's Plan of Reorganization has been confirmed by the Bankruptcy Court and became effective March 5, 1999. (See Note 18)

(3) Reorganization Plan Regarding Future Business

In conjunction with the present Chapter 11 proceedings, the Company filed effective January 16, 1998, a Plan of Reorganization with the Bankruptcy Court proposing its plans for resolving the bankruptcy. In conjunction with the Plan of Reorganization, the Company has also filed a detailed Disclosure Statement which outlines its plans for new business (collectively, the "Plan"). The success of the Plan is highly dependent on the development by the Company of a new business, which consists primarily of acquiring and operating gaming devices and machines for certain non-profit organizations located in New Mexico. The Plan was distributed to the Company's creditors in advance of balloting and a hearing on the confirmation of the Plan, and was approved by the Bankruptcy Court. (See Note 18).

(4) Involuntary Bankruptcy Petition Dismissed

Approximately six weeks after a court-approved Stipulation of Settlement in which the current management assumed control of the Company, on November 1, 1996, four holders of the Companys Debentures filed an involuntary petition against the Company in the Court (the "Involuntary Petition"). The petition was dismissed effective April 7, 1997. During the pendency of this action until its dismissal, the Company was restricted in its ability to actively pursue any new business activity.

(5)   Debentures

On October 22, 1996, the Company initiated its offer to exchange common stock, $.002 par value per share ("common stock"), and 14 percent cumulative convertible preferred stock, $.002 par value per share ("preferred stock"), for its outstanding Debentures ("Exchange Offer"). The Exchange Offer expired, and the Company issued an aggregate of 1.4 million shares of its common stock and 57,800 shares of its preferred stock in exchange for $7.2 million in principal amount of Debentures. Pursuant to the Exchange Offer, the Company issued 855,205 shares of common stock valued at $0.5625 per share and 57,800 shares of its preferred stock valued at $100 per share in excess of the original conversion privilege offered by these Debentures. As a result, the Company recorded during the year ended March 31, 1998, a non-cash transaction: a conversion charge of $6.3 million, an increase to additional paid-in capital of $14.5 million, and an increase in the common stock of $2,889 and preferred stock of $116. In addition, accrued interest on the Debentures, totaling $1.1 million, was canceled.

During the 12 months ended March 31, 1998, and excluding the Exchange Offer, the Company repurchased Debentures representing $8.9 million in combined principal amount and accrued interest for $5.7 million in cash, which resulted in a gain of $3.2 million.

As a result of the Exchange Offer and the subsequent Debenture repurchases, the balance of Debentures and interest on March 31, 1998, were $7.2 million in principal and $1.7 million in interest. All outstanding principal became due on the remaining Debentures on September 19, 1997; however, this payment was not made. (See Notes 2 and 18)

(6) The Pursuit of a Controlling Interest in ITB

International Thoroughbred Breeders, Inc. ("ITB") was an American Stock Exchange listed company which owned and operated Garden State Park and Freehold Raceway in New Jersey and which owns the former El Rancho Casino property in Las Vegas, Nevada. ITB is much larger than AutoLend, and had a net equity of approximately $75 million, annual revenues of approximately $68 million, and approximately 700 employees (according to ITB's then most recent Form 10-Q and Form 10-K).

The Company initially had entered into negotiations in October 1996 to directly purchase an approximately 25% equity interest in ITB in a private sale from ITBs former chairman, Robert E. Brennan. However, due to the involuntary petition in bankruptcy (see Note 4 to the financial statements), the Company was prevented from consummating the purchase. As an alternative to the direct acquisition of the ITB stock, Nunzio DeSantis (the Companys Chairman and CEO) and Anthony Coelho (a Director of the Company) formed NPD, Inc. ("NPD") to purchase the ITB shares. In connection with its purchase, which was effective January 15, 1997, NPD was granted the right to appoint a majority of the Directors of the Board of ITB.

Concurrently with its formation, NPD had agreed to grant the Company the right to later purchase the ITB shares from NPD at the same price NPD had agreed to pay for the ITB shares. As consideration, the Company agreed to make a loan to NPD to finance a portion of the cash purchase price to be paid by NPD to Brennan's bankruptcy estate at closing. The Company further agreed that, following the dismissal of the involuntary bankruptcy petition, it would guarantee up to $2.0 million of NPD's obligation to pay the remaining portion of the purchase price due Brennan's bankruptcy estate for the ITB shares and to effectuate this, would deposit $2.0 million into a cash collateral escrow account to secure NPDs obligation. However, the Bankruptcy Court before which the involuntary petition was pending enjoined the making of the agreed-upon loan by the Company to NPD and, as a result, the right was not granted to the Company. Nonetheless, following the dismissal of the involuntary bankruptcy petition, and in accordance with its agreement, the Company executed and delivered its guarantee as aforesaid, depositing the required $2.0 million in the cash collateral escrow account. At March 31, 1998, the funds held in escrow by a third party were invested in U.S. Treasury obligations.

On July 10, 1997, a loan of $3.0 million was made to NPD. The loan accrues interest at the rate of 10 percent per annum, and is payable in full, together with all accrued interest, on July 9, 1999. The loan is secured by a pledge by NPD of the shares of common stock of ITB owned by it, subject to a prior lien and pledge by NPD of the shares held by Brennan as security for NPD's obligation to pay the balance of the purchase price due for the ITB shares. NPD used the proceeds of the loan to repay an earlier loan made by an unaffiliated third party, which repayment resulted in the cancellation of an option which NPD had previously granted to the unaffiliated third party to purchase the ITB shares. (See Note 18)

(7) The ITB Option

As a result of the earlier involuntary bankruptcy proceeding against the Company (see Note 6 to the financial statements) the Company was prevented from entering into a negotiated agreement which would have enabled it to purchase an approximately 25 percent equity interest in ITB. Consequently, NPD was formed and consummated the same ITB purchase (see Note 6 above). After the dismissal of the involuntary bankruptcy petition, in order to reinstate the Company approximately to the position it would have been in as purchaser of the ITB Shares, in June 1997 the Company's Board of Directors approved an agreement in principle with NPD to finally consummate an option purchase.

Thus, in August 1997 the Company purchased from NPD an option to purchase the ITB shares held by NPD (the "Option"). The Option granted to the Company is subject to an option granted by NPD to Mr. DeSantis to purchase 50 percent of the ITB shares owned by NPD at the date of exercise. Furthermore, both of the options owned by the Company and by Mr. DeSantis are subject to a one year option previously granted by NPD to an unaffiliated third party in January 1997. This option provided this individual the right to purchase 50 percent of the ITB shares owned by NPD at the date of exercise.

The Option held by the Company states that it must purchase all of the ITB shares owned by NPD at the date of exercise, which would be from one-fourth of the shares originally purchased by NPD at a minimum, to 100 percent of these shares in the event no other options are exercised. Prior to entering into this agreement, the Company's Board of Directors obtained and reviewed a draft of a third-party appraisal of the Option, which set the value of the Option at $2.5 million if the Company has the ability to acquire 100 percent of the shares. As of June 19, 1998, this appraisal had not been finalized.

The Company paid $200,000 in cash for the Option at the closing date, and also executed a note, which accrues interest at 10 percent per annum and is payable in full, including accrued and unpaid interest, on July 9, 1999. The principal amount of the note is $2.3 million, if the Company has the ability to acquire 100 percent of the shares, but is reduced proportionally (including accrued interest from the date of inception) to the percentage of the ITB shares unavailable, as stated above. Therefore, at March 31, 1998, only one-fourth of the purchase price, and the corresponding related debt, or $425,000, and one-fourth of the potential option right, has been reflected. However, the balance of the debt obligation does represent a contingent obligation in the event that the Company has the ability to acquire all of the shares held by NPD.

The provisions of the Option stipulate that it may not be exercised by a company in bankruptcy, and the Option was originally to expire on August 29, 1998. However, the Option was extended to August 29, 1999, at the discretion of NPD. In the event that the Company were able to exercise the Option, the Company would purchase the ITB shares from NPD at the same price paid by NPD, which was $4 per share. However, it is highly unlikely that this option would be exercised by the Company unless the "strike price" exceeded $4 per share. ITB stock has been suspended from trading since October 1997, and last traded at approximately $3.50. It is unclear if the stock will resume trading before the expiration of the Option and therefore, establish a market price. (See Note 18)

(8) Preferred Stock

In connection with the Exchange Offer (see Note 5 above), the Company issued 57,800 shares of preferred stock with a stated value of $100 per share. Dividends are at an annual rate of 14 percent of the stated value, payable quarterly, at the option of the Company in either cash, common stock, preferred stock, or a combination thereof. Dividends unpaid at March 31, 1998, totaled approximately $600,000. (See Note 18).

(9) Discontinued Operations

One of the Company's subsidiaries, AutoLend IAP, Inc. ("IAP"), was sold on September 18, 1996, to its departing management. The Company received full, undiscounted payment in cash for all IAP's receivables outstanding, and also received cash payment for the book value of equipment and fixtures used in the business. In addition, the Company received shares of IAP's preferred stock. These shares of preferred stock had a face value of $1.0 million bearing interest at 11 percent. If the face value and accrued interest is not repaid to the Company in full at the end of three years, the Company may convert the preferred stock into common stock equal to 51 percent of IAP at the date of conversion. At March 31, 1998, management of the Company was negotiating with the new owners of IAP for the early repayment of the preferred stock. Since no agreement has been executed, the fair value of the investment was reduced to $250,000; this amount represents the escrow deposit available to guarantee the redemption of the stock.

As a result of the sale of IAP the past results of operations of IAP have been treated as a discontinued operation in the accompanying financial statements.
No interest expense has been allocated to discontinued operations. Summarized results of IAP included in the accompanying financial statements are as follows:

                                                    Nine Months Ended
                                                       December 31
                         Fiscal Year Ended March 31    (unaudited)
                         ----------------------------- -----------
                         1998      1997        1996     1998  1997
                         -----  ----------  ----------  ----  ----

Revenue                     --  $ 825,706    $379,667     --    --
Net loss                    --   (152,973)    (47,595)    --    --
Loss per common share       --      (0.03)      (0.01)    --    --


(10)  Installment Contract Receivables

Installment Contract Receivables consisted of the following:

                                                                              Nine Months Ended
                                               Fiscal Year Ended                 December 31
                                                    March 31                     (unaudited)
                                            -------------------------      ------------------------
                                               1998          1997             1998          1997
                                            ----------   ------------      ----------    ----------

Installment contracts receivable            $ 541,803    $ 3,828,706       $  177,944    $  875,036
Unearned finance charges                      (80,211)      (919,637)         (13,696)     (148,095)
                                            ---------    -----------       ----------    ----------
Installment contracts receivable, net of
    unearned finance charges                  461,592      2,909,069          164,248       726,941
Collateral owned                               22,286        206,529               --        22,286
Allowance for credit losses                  (187,669)    (1,068,545)        (100,168)    ( 286,967)
                                            ---------    -----------       ----------    ----------

Installment contracts receivable, net       $ 296,209    $ 2,047,053       $   64,080    $  462,260
                                            =========    ===========       ==========    ==========

A summary of the allowance for credit losses on the Installment Contracts Receivable is as follows:

                                                                              Nine Months Ended
                                            Fiscal Year Ended                    December 31
                                                  March 31                       (Unaudited)
                                     1998          1997           1996         1998         1997
                                 ------------  -------------  ------------  ----------  ------------
Balance - beginning of period     $1,068,545    $ 3,995,296   $ 1,544,000   $ 187,669    $1,068,545
Provision for losses,
   net of recoveries                 (89,000)     3,625,078     8,839,461    (306,000)       30,000
Charge offs and adjustments         (791,876)    (6,551,829)   (6,388,165)    218,499      (811,578)
                                  ----------    -----------   -----------   ---------    ----------
Balance - end of period           $  187,669    $1 ,068,545   $ 3,995,296   $ 100,168    $  286,967
                                  ==========    ===========   ===========   =========    ==========

Most of the Company's Installment Contract Receivables are due from consumers in the Southeast, West, and Northeast regions of the United States. To some extent, realization of the receivables will depend on local economic conditions. The Company holds vehicle titles as collateral for all contracts receivable until the contracts are paid in full.

(11) Purchased Insurance Policies

At March 31, 1998, and 1997, the face values of the policies held was $1,879,420
and $1,948,530, respectively.   The face value of policies held at December 31,
1998, and 1997 was $875,920 and $1,993,405, respectively. The historical cost, including capitalized acquisition costs, of these policies at March 31, 1998, and 1997 was $1,386,265 and $1,438,690, respectively, and $693,874 and
$1,378,565 at December 31, 1998 and 1997. A summary of the allowance for credit losses on the Purchased Insurance Policies is as follows:

                                                                                      Nine Months Ended
                                                      Fiscal Year Ended                  December 31
                                                           March 31                      (Unaudited)
                                                    ----------------------       -------------------------
                                                       1998        1997              1998          1997
                                                    -----------  ---------       ------------  -----------
Balance - beginning of period                        $  925,300   $145,713        $1,057,072     $ 925,300
Provision for write-down and valuation allowance
 net of recapture                                       131,772    779,587          (496,938)           --
                                                     ----------   --------        ----------     ---------
Balance - end of period                              $1,057,072   $925,300           560,134       925,300
                                                     ==========   ========        ==========     =========

(12) Securities

At March 31, 1998, certain securities classified as available-for-sale were written down to their estimated realizable values, because, in the opinion of management, the decline in market value of those securities is considered to be other than temporary.

No securities were classified as trading or held-to-maturity at March 31 or December 31, 1998, or 1997. Investments in available-for-sale securities are summarized as follows at March 31:

                                     1998                           1997
                      ---------------------------------------------------------------
                        Stock Option   Corporate Debt   Stock Option   Corporate Debt
                            (ITB)        (IAP Stock)        (ITB)        (IAP Stock)
                        -------------  ---------------  -------------  ---------------

Cost                        $625,000         $800,000   $         --       $1,000,000
Permanent impairment              --          160,000             --          200,000
Unrealized losses            200,000          390,000   $         --               --
                            --------         --------   ------------       ----------
Fair market value           $425,000         $250,000   $         --       $  800,000
                            ========         ========   ============       ==========

There were no realized gains or losses on securities for the year ended March 31, 1998. Realized gains and losses on securities available-for-sale were $(49,853) and $1,137 for the years ended March 31, 1997, and 1996 respectively.

Investments in available-for-sale securities are summarized as follows at December 31 (unaudited):

                                   1998                       1997
                        ---------------------------------------------------------
                          Stock     Corporate Debt     Stock       Corporate Debt
                         Option        (IAP Stock)    Option        (IAP Stock)
                          (ITB)                        (ITB)
Cost                     $425,000    $          --    $425,000       $1,000,000
Permanent impairment           --               --          --         (200,000)
                         $425,000    $          --    $425,000       $  800,000
                        =========    =============    ========       ==========

A $25,440 loss was realized on the sale of securities during the nine months ended December 31, 1998.

(13) Fixed Assets

For the fiscal year ended March 31, 1998, furniture and fixtures and computers and software are stated at cost. Depreciation is computed by using the straight-line method over five years, the estimated useful life of the asset(s). A summary of fixed assets and depreciation recorded is as follows:

                                                                Nine Months Ended
                                   Fiscal Year Ended                December 31
                                        March 31                    (unaudited)
                                ------------------------------------------------
                                    1998       1997       1998        1997
                                  ---------  ---------  ---------  ------------
Furniture and Fixtures            $ 27,809   $ 32,241   $ 16,723      $ 32,241
Computers and Software              80,416     78,323     80,417        78,223
Leasehold Improvements                  --      9,254         --         9,254
                                  --------   --------   --------      --------
Gross book value                   108,225    119,818     97,140       119,718
Less: Accumulated Depreciation     (68,614)   (52,023)   (77,329)      (70,842)
                                  --------   --------   --------      --------
   Total net book value           $ 39,611   $ 67,795   $ 19,811      $ 48,876
                                  ========   ========   ========      ========

(14) Income Taxes

A reconciliation of the Company's actual income tax benefit to that computed using the United States federal statutory rate of 34 percent is as follows:


                                                                                                     Nine Months Ended
                                                     Fiscal Year Ended                                  December 31
                                                         March 31                                        (unaudited)
                                -------------------------------------------------------------------------------------------------
                                     1998                   1997                 1996              1998               1997
                                ----------------------  --------------------  ------------------  --------------  ---------------
Computed "expected" tax
 benefit                               $(1,874,012)          $(3,921,997)          $(253,146)      $(148,191)          $(1,730,140)
Increase (decrease) in
 income taxes resulting
 from:
   Non-deductible debt to
    stock conversion                     2,131,472                    --                  --              --             2,131,503
   Amortization of goodwill                     --               223,225            (401,590)             --                    --
   Limitation of net operating
   loss carryforwad                      (257,460)            3,698,772             654,736         148,191              (401,363)
                                       -----------           -----------           ---------       ---------           -----------
Total income tax expense               $        --           $        --           $      --       $      --           $        --
                                       ===========           ===========           =========       =========           ===========

The tax effects of temporary differences that give rise to deferred tax liabilities are presented below:

                                                                                   December 31
                                                        March 31                   (unaudited)
                                                -----------------------------------------------------
                                                   1998          1997          1998          1997
                                                ------------  ------------  ------------  -----------
Deferred Tax assets:
   Bad debt reserve                            $    91,392   $   167,395   $    38,865   $   111,343
   Capital loss carryover                          203,227       203,227       924,915       924,915
   Net operating loss                            5,617,126     5,716,454     4,749,759     4,310,846
   Valuation reserve on investment and
       insurance policies                          487,493       436,391       217,332       359,016
                                               -----------   -----------   -----------   -----------
   Subtotal: gross deferred tax assets         $ 6,399,238   $ 6,523,467     5,930,871     5,706,120
                                               ===========   ===========   ===========   ===========

Deferred tax liabilities:
   Other                                            18,575        18,575            --        18,575
   Subtotal: gross deferred tax liabilities    $    18,575   $    18,575   $        --   $    18,575
                                               -----------   -----------   -----------   -----------

Net deferred tax asset, before valuation
   allowance                                   $ 6,380,663   $ 6,504,892
Valuation allowance for deferred tax assets     (6,380,663)   (6,504,892)   (5,930,871)   (5,724,695)
                                               -----------   -----------   -----------   -----------
Total net deferred tax asset                   $        --   $        --   $        --   $        --
                                               ===========   ===========   ===========   ===========

(15) Stockholders' Equity

On July 31, 1990, the Company made a public offering of 900,000 units at $10 each, with each unit consisting of three common shares and three redeemable Class A warrants. Total proceeds from the sale of these units were $9,000,000, less offering costs of $1,815,591. In addition, the underwriters for the public offering exercised an option to purchase 50,000 units to cover over-allotments. Total proceeds from the sale of these option units were $500,000, less underwriting discounts and commissions of $57,750. The underwriters also received an additional option to purchase 90,000 units at $12 per unit, exercisable over two years commencing on July 31, 1993; this additional option expired unexercised.

Each Class A warrant entitled the registered holder to purchase one common share and one redeemable Class B warrant at an exercise price of $4.00 through its expiration date. Each Class B Warrant entitled the registered holder to purchase one common share at $7.00 from the date of issuance through its expiration date. The Class A and Class

B warrants were subject to redemption at $0.05 per warrant on 30 days' prior written notice if the closing bid price of the common shares exceeds $5.50 and $9.70 per share, respectively, for 30 consecutive business days ending within 15 days of the date of notice of redemption. During the year ended March 31, 1993, 151,500 Class A warrants and 44,500 Class B warrants were exercised. A total of 1,000 Class A warrants was exercised during the year ended March 31, 1992. In addition, the Company repurchased 142,000 Class A warrants at a total cost of $227,355. At March 31, 1998, 2,555,500 Class A warrants and 108,000 Class B warrants were outstanding. The Warrants were due to expire on January 31, 1998, when the Company was under the restrictions of the Chapter 11 Bankruptcy proceeding and was thus unable to address the issue of extending their expiration date. The Plan and Disclosure Statement include provisions for treatment of the Warrants; this, however, is subject to confirmation under the Bankruptcy Proceeding.

In connection with the Company's issuance of Debentures (Note 5), the Company granted to the distribution agent a warrant to purchase 269,388 shares of common stock exercisable at $12.25 per share through September 18, 1996, which expired unexercised. The Company has also granted warrants to individuals to purchase 25,000 common shares at $3.00 per share through March 11, 2001, and 20,000 common shares at $12.25 through September 18, 2001.

The Company has a stock option plan under which both incentive and non-qualified stock options may be granted to purchase up to 4,500,000 shares of common stock. For options granted as incentive stock options under the plan, the exercise price must be at least equal to the fair market value on the date of the grant. The exercise price for non-qualified options may be less than fair market value. The options expire at various times ranging from five to ten years. (See Note
18)

The options are summarized as follows:
                                                       1998                  1997                    1996
                                         -----------------------------------------------------------------------------------
                                                           Weighted-                    Weighted-                  Weighted-
                                              # of          Average         # of         Average        # of        Average
                                             Shares     Exercise Price     Shares     Exercise Price   Shares    Exercise Price

Outstanding at beginning of year            1,100,000             $2.47   1,865,000            $2.77  1,370,000           $3.22
Granted /(1)/                               2,720,000              0.19     525,000             2.65    495,000            1.54
Forfeited                                    (160,000)             3.25  (1,290,000)            2.98         --            2.98
                                            ---------             -----  ----------            ----- ----------           -----
Outstanding at end of year                  3,660,000              0.74   1,100,000             2.47  1,865,000            2.77

Options exercisable at fiscal year end      3,660,000                       820,000                     911,667

/(1)/    Management has determined that the fair value of the option is nominal.

The following table summarizes information about the options outstanding at March 31, 1998:

                                       Options Outstanding                              Options Exercisable
                           Number        Weighted-Average      Weighted-              Number          Weighted
                        Outstanding         Remaining           Average            Exercisable         Average
Exercise Price      at March 31, 1998    Contractual Life    Exercise Price     at March 31, 1998   Exercise Price
--------------      -----------------    ----------------    --------------     -----------------   --------------
$          0.1875           2,720,000    8  1/2 years             $0.19            2,720,000              $0.19
      1.50 - 2.25             395,000    7  1/2 years              1.81              395,000              1.81
             2.65             525,000             /(1)/            2.65              525,000              2.65
     3.00 - 4.625              20,000    4  1/2 years              3.81               20,000              3.81
                         ------------                             -----            ---------              -----
$  0.1875 - 4.625           3,660,000    7  1/2 years             $0.74            3,660,000              $0.74

/(1)/   These options expire on the thirty-first day following the tenth consecutive trading day that the Market Price (as defined in the option agreement) of the Company's Common Stock equals or exceeds $6.00 per share, subject to an extension of the option term if the Common Stock is then not registered under the Securities Act of 1933, as amended.

(16) Sale of Certain Assets

On May 8, 1995, and July 18, 1995, American Life Resources Group ("ALRG") and LB NM, Inc. ("LBNM"), entered into agreements with Viaticus, Inc. ("Viaticus"), a subsidiary of the CNA Insurance Companies, under which ALRG and LBNM agreed to assign to Viaticus certain viatical insurance policies. Under the agreements, upon receipt by Viaticus of satisfactory acknowledgment by the insurer, payment of a predetermined amount for each policy would be remitted to the Company. During the fiscal year ended March 31, 1996, approximately $17.5 million was received as payment for policies with completed assignments to Viaticus. There are no outstanding amounts receivable under the agreements at March 31, 1998.

(17) Commitments and Contingencies

Effective August 8, 1997, the Company relocated its principal executive offices from 215 Central NW, Albuquerque, New Mexico, to 600 Central SW, Albuquerque, New Mexico. The Company leases this space on a month-to-month basis.

Miami office lease. The Company had previously leased approximately 17,000 square feet of office space in Miami Beach, Florida, under a six-year non-cancelable lease, effective May 1994. In February 1996, the Company moved out of these premises. At September 30, 1997, approximately 35 months of the lease remained at a cost of $341,250 per year. On January 28, 1998, the Bankruptcy
Court approved a settlement with the landlord, dated   October 31, 1997, which
released the Company from its obligations under the lease. The Company paid the landlord $105,850 (including funds already on deposit) in complete satisfaction of all claims. The Company had provided a lease loss accrual of $516,000 during fiscal year 1997 for the rent payments and other lease-related expenses called for under the lease. Because of the Court-approved settlement with the landlord, a gain on settlement of the Miami lease of $266,378 was recorded for the fiscal year ended March 31, 1998.

The Company is currently considering a sale of a portfolio of installment receivables, which are non-performing and which have been fully reserved, to an independent third party. There is also a sales and use tax refund opportunity applicable to those receivables because the borrower defaulted. The Company is currently pursuing a potential refund of some of these taxes. The amounts relating to these events are not readily determinable, and recovery is not certain. Therefore, these financial statements do not reflect the potential financial impact related to these activities.

Living Benefits, Inc. Litigation.   On September 12, 1996, a complaint was filed
against us in the United States District Court for the District of New Mexico by Living Benefits, Inc. The complaint alleged that we were obligated to the plaintiff for more than $1.6 million, with interest at 8.75 percent from June 30, 1992, for "earn-out payments" under our contract with the plaintiff dated March 14, 1992. The plaintiff was also seeking punitive damages for bad faith in an undisclosed amount and attorney's fees. On December 30, 1997, the plaintiff filed a claim for approximately $1.7 million, plus legal fees and punitive damages, with the Bankruptcy Court. On April 15, 1998, the Bankruptcy Court assumed jurisdiction of this suit. The trial began on January 20, 1999. On January 21, 1999, the Company and the plaintiff reached a settlement whereby the Company would pay the plaintiff $1,525,000. This payment was made on March 9, 1999.

Rodman & Renshaw, Inc. On September 24, 1997, Rodman & Renshaw, Inc., an investment banking firm ("Rodman"), filed a complaint against several defendants, including the Company (collectively, "Defendants") in the Supreme Court of the State of New York, County of New York. The action against the Company was stayed by the filing of the Bankruptcy Petition before the Company's due date for filing an answer. Rodman alleges damages of $250,000 and requests costs, interest, and punitive damages of $1,000,000 from all the Defendants. The complaint alleges that the Defendants are liable to Rodman for damages by depriving Rodman of its fee for its efforts to procure financing for the buyers in connection with the deposition of IAP. The Company believes that it was improperly included as one of the Defendants. On September 17, 1998, Rodman executed a release, which included the Company, effectively dismissing the preceeding against the Company.

AutoLend Group, Inc. v. NPD, Inc.   On June 5, 1998, the Company filed Adversary
No. 98-1136M, a complaint to recover certain transfers pursuant to 11 U.S.C.
(S)548. In the complaint, the Company has requested relief as follows: avoidance of certain transfers from the Company to NPD, Inc., pursuant to 11 U.S.C.
(S)548(a); the return to the Company of the $2.0 million deposited plus accrued interest in the cash collateral escrow account in connection with the Brennan bankruptcy to secure the Company's guarantee obligation, and a requirement that NPD release the Company from the note payable to NPD; the return of the $200,000 cash paid to NPD for the ITB option; repayment of the $3.0 million which the Company lent to NPD; and pre- and post-judgment interest, costs, and attorney's fees. (See Note 20)

AutoLend Group, Inc. v. Nunzio P. DeSantis. On June 5, 1998, the Company filed Adversary No. 98-1135M, a complaint to recover certain transfers pursuant to 11 U.S.C. (S)(S)547 and 548, and for indemnity. The Company has requested relief in the form of the return of $597,500 in payments, plus indemnity for any amounts which NPD fails to pay in the event the Company is granted judgment against NPD for interest, costs, and attorney's fees.

AutoLend Group, Inc. v. Jeffrey Ovington. On June 5, 1998, the Company filed Adversary No. 98-1134M, a complaint to recover certain transfers pursuant to 11 U.S.C. (S)(S)547 and 548. The Company has requested relief in the form of the return of $100,000 in compensation payments, plus pre- and post-judgment interest, costs, and attorney's fees.

AutoLend Group, Inc. v. Vincent Villanueva. On June 18, 1998, the Company filed Adversary No. 98-1145M, a complaint to recover certain transfers pursuant to 11 U.S.C. (S)(S)547 and 548. The Company has requested relief in the form of the return of $39,647.47 in payments, plus pre- and post-judgment interest, costs, and attorney's fees.

The Company is also a party to legal proceedings and claims that arise during the ordinary course of business.

Contingency related to the ITB Option and NPD: On September 22, 1997, the Company filed a voluntary petition for protection under Chapter 11 of the Code ("Bankruptcy Petition") in the Bankruptcy Court. In conjunction with the Chapter 11 proceedings, the Company filed, effective January 16, 1998, a detailed Plan of Reorganization ("Plan") and Disclosure Statement (the "Disclosure Statement"), which outline the Company's plans for new business. A hearing on the Disclosure Statement is scheduled for July 30, 1998. Because of the environment, which led to the Bankruptcy Petition, there is substantial doubt about the Company's ability to continue as a going concern.

In analyzing the Plan, the potential benefits of the ITB Option, the Company's cash flow requirements, and various other factors, the Company has determined that it may be advantageous to negotiate with NPD and Nunzio P. DeSantis for an agreement to "unwind" the ITB Option and associated transactions (see Notes 6 and 7). This may result in the following:

     Return to the Company of the $2.0 million deposited in the cash collateral escrow account in connection with the Brennan bankruptcy to secure the Debtor's guarantee obligation, and a release of the Debtor from the Brennan/NPD guarantee;

     Termination of the $2.3 million note payable by the Company to NPD for the option to acquire 100 percent of the ITB shares owned by NPD, and a negotiated return (complete or partial) of the $200,000 cash paid to NPD for the ITB option; and repayment by NPD of the $3.0 million which the Company lent to NPD, plus some negotiated amount of interest. The Company anticipates that NPD will request a discount for payment of the note prior to its maturity.

     In addition, the Company would release any and all security interests, collateral, pledges and other rights in and to the ITB Stock, or to any property or rights of NPD, and the Company would no longer have any rights with regard to the ITB shares.

     Such an "unwinding" is contingent upon negotiations and agreements with NPD and with Nunzio P. DeSantis individually. The Company anticipates that negotiations would include requests for releases by NPD and Nunzio P. DeSantis, in addition to negotiations concerning the present value of the notes, possible discounts for the notes, the declining value of the option, and other factors (see Note 18 below regarding a subsequent event).

(18) Subsequent Events

On June 5, 1998, the Company, as debtor-in-possession, filed an adversary claim with the Bankruptcy Court against NPD: AutoLend Group Inc. vs. NPD Inc., Adversary No. 98-1136M (hereinafter, the "NPD Claim"). The NPD Claim seeks among other things, the return to the Company of the $2.0 million Escrow deposit (plus interest), the immediate repayment to the Company by NPD of the $3.0 million NPD Loan (plus interest), and the cancellation of the Option and corresponding cancellation of the Company's obligations under the NPD Note Payable and return of the $0.2 million cash down payment on the Option. (see Notes 6 and 7).

On July 2, 1998, all the members of ITB's Board of Directors, and various other parties (including NPD) involved in litigation over ITB, jointly executed and filed with the Court of Chancery in the State of Delaware (the "Chancery Court") a Stipulation and Agreement of Compromise, Settlement and Release, C.A. No. 15919, which was entered into subject to the Chancery Court's (and certain other creditors specified therein) approval (hereinafter, the

"Delaware ITB Agreement"). The Delaware ITB Agreement addresses many issues outside the scope of the Company's concern; its provisions relevant to the Company include the return of the $2.0 million Escrow deposit (plus interest) to the Company, the exchange of mutual releases, and the purchase by ITB from NPD of the ITB Shares with a combination of cash and ITBs assumption of NPD's note payable to the Brennan estate. The Delaware ITB Agreement is contingent upon approval by various parties including the Bankruptcy Court and the Chancery Court, and further requires the Company to assume ITB's office lease in Albuquerque, New Mexico. This lease requires an annual obligation of approximately $108,000 and expires in 2002. It is this space, which is where the Company presently subleases its offices. This agreement cancels all options relating to the ITB Shares, including the ITB Option (see Note 7). A hearing on the Delaware ITB Agreement is set for August 25, 1998.

On July 10, 1998, the Company, as a debtor-in-possession, filed with the Bankruptcy Court the Debtor's Motion to Approve Compromise (ITB Transaction), No. 11-97-15499-MA (hereinafter, the "ITB Settlement"). This ITB Settlement provides for, among other things, the Bankruptcy Court's approval of the Delaware ITB Agreement, and subject to the final approval of the Delaware ITB Agreement by all necessary parties (including the Chancery Court), the ITB Settlement provides for the resolution of the NPD Claim described above. Specifically, the ITB Settlement would result in the return of the $2.0 million Escrow deposit (plus interest) to the Company, the cancellation of the ITB Option and corresponding Company obligation under the NPD Note Payable, the prepayment to the Company by NPD of $2.3 million of the $3.0 million NPD Loan, and the contingent payment to the Company by NPD of a portion of the additional funds which may be received by NPD (or its affiliates) in connection with the possible sale of ITB's Las Vegas real estate (which contingent funds could, in combination with the $2.3 million, exceed the $3.0 million NPD Loan owed to the Company). The deadline for receipt of objections to the ITB Settlement was July 30, 1998.

On June 5, 1998, the Company filed an adversary claim with the Bankruptcy Court against NPD ("NPD Adversary Proceeding"). This claim sought, among other things, the return to the Company of the Escrow (plus interest), NPD's immediate prepayment to the Company of the Note Receivable (plus interest), the cancellation of the Option and the corresponding cancellation of the Company's obligations under the NPD Note Payable, and the return of the $0.2 million down payment for the Option. The Company was also involved in litigation concerning ITB in the Delaware Chancery Court. That litigation addressed many issues outside the scope of the Company's concern but included the foregoing issues in the Bankruptcy Court.

In September 1998, the Bankruptcy Court approved a settlement of the matters relating to ITB, including the NPD Adversary Proceeding, and, in October 1998, the Chancery Court approved a settlement in the Delaware ITB case. In connection with these settlements, the Option and the NPD Note were canceled; the Escrow (plus interest) was returned to the Company; and a substantial amount of the Note Receivable (plus interest) was repaid. In addition, in connection with the Delaware settlement, the Company could receive a portion of the funds from NPD which NPD may receive from the possible sale of ITB's Las Vegas real estate, and the Company must assume ITB's office lease in Albuquerque, New Mexico (where it presently subleases its offices). On January 29, 1999, the Company received $4,446,771, and the New Mexico and Delaware settlements have been consummated.

(19) Bankruptcy Proceeding

On March 5, 1999, the order confirming the Company's Plan of Reorganization (the "Plan") entered by the Bankruptcy Court became effective (the "Effective Date").

The material features of the Plan provide for the cancellation of all of the Company's $7.2 million principal of convertible subordinated debentures (the "Debentures") and $2.3 million accrued interest thereon, and all of the Company's equity securities as of the Effective Date. The class of unsecured creditors will receive 100 percent of their allowed claims.

The holders of the Debentures will receive approximately 1.4 million shares of the Company's Common Stock, $2.8 million in cash, and non-interest bearing, collateralized notes aggregating $0.6 million payable in five annual payments.

The holders of the Company's canceled Common and Preferred Stock have the right to purchase new shares of Common Stock for 30 days following the effectiveness of the Company's registration statement to be filed with the Securities and Exchange Commission. The price per share of the Company's new Common Stock is $1.00.

The holders of the Company's Class A and B Warrants and options have a 12-month period beginning on March 5, 1999, to purchase the same number of shares of the Company's Common Stock as originally provided for under the Warrants or options at $4.00 per share.

On the Effective Date, no securities of the Company were issued and outstanding. Pursuant to the Plan, all previously issued and outstanding securities were canceled. There are 18.2 million shares of the Company's Common Stock reserved for future issuance for claims and interests filed and allowed under the Plan.

(20) SEC Investigation

On February 16, 1999, the Company was notified by its counsel that it is subject to an investigation by the Securities and Exchange Commission in connection with certain activities which took place between September 1996 and September 1997.

(21) Prior Period Restatement Disclosure

Accumulated deficit, at March 31, 1995, has been adjusted to correct errors made in prior years. The errors relate to the incorrect calculation of intangible property tax. Had the errors not been made, net loss in the prior years would have been increased by approximately $0.2 million. The effect of the errors on prior years' accumulated deficit is detailed below:


     Balance at beginning of period as previously reported         $(23,320,187)
     Prior year adjustment for taxes - error in calculation of
      intangible property tax                                          (162,876)
                                                                  -------------

     Balance at end of period                                      $(23,483,063)
                                                              =============

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following are the estimated expenses for the offering described in the Registration Statement, all of which will be borne by the Registrant.

     Securities and Exchange Commission fee    $10,728
     Accountants' fees                               *
     Legal fees and expenses                         *
     Blue Sky qualification, fees and expenses       *
     Company's administrative expenses               *
     Printing and engraving                          *
     Miscellaneous                                   *
                                                     -
          TOTAL FEES AND EXPENSES         $
                                          ============
     *To be filed by amendment hereto.

Item 14.  Indemnification of Directors and Officers

     Generally, Section 145 of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party to an action, because the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made for any matter as to which the person was adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless the Chancery Court or the court in which the action was brought determines that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnification for proper expenses. If the person has been successful in the defense of any matter, he shall be indemnified against his expenses actually and reasonably incurred.

     Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant's Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

Item 15.  Recent Sales of Unregistered Securities

     On October 22, 1996, the Registrant initiated its offer to exchange common stock, $.002 par value per share ("common stock"), and 14 percent cumulative convertible preferred stock, $.002 par value per share ("preferred stock"), for its outstanding Debentures ("Exchange Offer"). The Exchange Offer expired, and on April 8, 1997, the Registrant issued an aggregate of 1.4 million shares of its common stock and 57,800 shares of its preferred stock in exchange for $7.2 million in principal amount of Debentures and accrued interest thereon. Pursuant to the Exchange Offer, the Registrant issued 855,205 shares of common stock valued at $0.5625 per share and 57,800 shares of its preferred stock valued at $100 per share in excess of the original conversion privilege offered by these Debentures. As a result, the Registrant recorded during the year ended March 31, 1998, a non-cash transaction: a conversion charge of $6.3 million, an increase to additional paid-in capital of $14.5 million, and an increase in the common stock of $2,889 and preferred stock of $116. In addition, accrued interest on the Debentures, totaling $1.1 million, was canceled.

     No underwriters were used in connection with these transactions. The issuance of these securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because the transactions did not involve a public offering.

Item 16.  Exhibits and Financial Statement Schedules

       3.1 Certificate of Incorporation of CAPX Corporation (prior name of AutoLend Group, Inc.)*

       3.2 Certificate of Amendment to the Certificate of Incorporation of CAPX Corporation changing name to AutoLend Group, Inc.*

       3.3     Bylaws of CAPX Corporation  (prior name of AutoLend Group, Inc.)*

       5 Form of opinion of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., as to the legality of the securities being registered.*

      10 Lease Agreement for space at 600 Central S.W., Third Floor, Albuquerque, New Mexico*

      21       Subsidiaries of the Registrant*

      23.1 Consent of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. (included in Exhibit 5)*

      23.2     Consent of Meyners + Company, L.L.C.*

      23.3     Consent of Peat Marwick, LLP*

      23.4     Consent of Deloitte & Touche, LLP*

*     To be filed by amendment hereto.

Item 17.  Undertakings

     The Registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     If a claim for indemnification against such liabilities (other than the Registrant's payment of expenses incurred or paid by its director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in its counsel's opinion the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether its indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of that issue.

     For determining any liability under the Act, the Registrant will treat the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declares it effective.

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 425(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price in the

                "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

     But paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, to determine any liability under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed therein an initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the Securities Act of 1933, the registrant has duly caused this registration statement report to be signed on its behalf by the undersigned thereto duly authorized, in Albuquerque, New Mexico, on May 21, 1999.

                    AUTOLEND GROUP, INC.

                    By:   /s/ Nunzio P. DeSantis
                        ------------------------------------------------------
                         Nunzio P. DeSantis
                         Chairman of the Board and
                         Chief Executive Officer


     Pursuant to the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


      SIGNATURE                           TITLE                       DATE

/s/ Nunzio P. DeSantis       Chairman of the Board,                 May 21, 1999
---------------------------  Chief Executive Officer and Director
Nunzio P. DeSantis           (Principal executive officer)

/s/ Jeffrey Ovington         Executive Vice President               May 21, 1999
---------------------------  (Principal accounting and
Jeffrey Ovington             financial officer)

/s/ Phillip J. Vitale, M.D.  Director                               May 21, 1999
---------------------------
Philip J. Vitale, M.D.

/s/ Anthony Coelho           Director                               May 21, 1999
---------------------------
Anthony Coelho

 Schedule II

                    AUTOLEND GROUP, INC., AND SUBSIDIARIES
                       Valuation and Qualifying Accounts
                        March 31, 1998, 1997, and 1996


                                                                Balance at    Charged to    Amount on
                                                                Beginning      Costs and     Balance
Description                                                     of Period      Expenses       Sheet
-----------                                                     ---------      --------       -----
Nine Months ended December 31, 1998
     Intangible assets - accumulated amortization               $  600,000  $       --     $  600,000
     Goodwill-accumulated amortization                           2,708,278          --      2,708,278
     Debt issuance costs - accumulated amortization              3,575,944          --      3,575,944

Year ended March 31, 1998:
     Intangible assets - accumulated amortization               $  600,000  $       --     $  600,000
     Goodwill-accumulated amortization                           2,708,278          --      2,708,278
     Debt issuance costs - accumulated amortization              3,519,501      56,443      3,575,944

Year ended March 31, 1997:
     Intangible assets - accumulated amortization               $  600,000  $       --     $  600,000
     Goodwill-accumulated amortization                           2,708,278          --      2,708,278
     Debt issuance costs - accumulated amortization              3,276,724     242,777      3,519,501

Year ended March 31, 1996:
    Intangible assets - accumulated amortization                $  293,949  $  306,051    $  600,000
    Goodwill-accumulated amortization                            1,128,413   1,579,865     2,708,278
    Debt issuance costs - accumulated amortization               1,824,690   1,452,034     3,276,724




                                      S-1